Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 21, 2011

by and among

POST APARTMENT HOMES, L.P.,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.6.,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO SECURITIES, LLC,

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and

     Joint Bookrunners,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

PNC BANK, NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

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SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 1.1.(A)	Existing Letters of Credit
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Properties; Existing Liens
SCHEDULE 6.1.(g)	Existing Indebtedness
SCHEDULE 6.1.(h)	Litigation
SCHEDULE 9.6.(b)	Other Permitted Negative Pledges
SCHEDULE 9.6.(c)	Other Permitted Restrictions
SCHEDULE 9.10.	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Bid Rate Note
EXHIBIT C	Form of Designation Agreement
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Notice of Swingline Borrowing
EXHIBIT I	Form of Revolving Note
EXHIBIT J	Form of Swingline Note
EXHIBIT K	Form of Transfer Authorizer Designation Form
EXHIBIT L	Form of Bid Rate Quote Request
EXHIBIT M	Form of Bid Rate Quote
EXHIBIT N	Form of Bid Rate Quote Acceptance
EXHIBIT O	Form of Opinion of Counsel
EXHIBIT P	Form of Compliance Certificate

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THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of January 21, 2011 by and among POST APARTMENT HOMES, L.P., a limited partnership formed under the laws of the State of Georgia (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), WELLS FARGO SECURITIES, LLC, and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Arrangers”); JPMORGAN CHASE BANK, N.A. as Syndication Agent (the “Syndication Agent”), and PNC BANK, NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents (the “Documentation Agents”).

WHEREAS, the Borrower, the Administrative Agent, certain Lenders and other parties entered into that certain Amended and Restated Credit Agreement dated as of April 28, 2006 (as amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders desire to amend and restate the Existing Credit Agreement, among other things, to make available to the Borrower a revolving credit facility in the initial amount of $300,000,000, which will include a $100,000,000 letter of credit subfacility and a $40,000,000 swingline subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.2.(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Adjusted EBITDA” means, for any given period, (a) EBITDA of the Borrower determined on a consolidated basis for such period, minus (b) Capital Reserves for such period.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, (i) with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (ii) with respect to the Borrower, shall include any Person owning or holding, directly or indirectly, 20% or more of the Equity Interests in the Borrower, and any Person 20% or more of whose Equity Interests are owned or held, directly or indirectly, by the Borrower. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.30%
2	0.35%
3	0.40%
4	0.45%
5	0.50%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level 4. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.5.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings unless such Credit Ratings are more than one Level apart, in which case, the Applicable Margin shall be determined based on the Level immediately below the Level corresponding to the higher Credit Rating. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin
1	A-/A3 or better	1.75%
2	BBB+/Baa1	1.85%
3	BBB/Baa2	2.00%
4	BBB-/Baa3	2.30%
5	Lower than BBB-/Baa3	3.00%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the sum of the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.2.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.2.(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit B, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.2.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Acceptance” has the meaning given that term in Section 2.2.(e)(i).

“Bid Rate Quote Request” has the meaning given that term in Section 2.2.(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or other day on which commercial banks in San Francisco, California or Atlanta, Georgia are authorized or required by law to close), and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any Multifamily Property, an amount equal to (a) $200 per apartment unit in such Multifamily Property times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Multifamily Properties of the Borrower and its Wholly Owned Subsidiaries and the Ownership Shares of all Multifamily Properties of their respective Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, in each case as now or hereafter owned or occupied under a Ground Lease.

“Capitalization Rate” means 7.25%.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) money market sweep accounts maintained with banks satisfying the requirements in clause (b) above and providing for investments in Eurodollar deposits and other investments otherwise constituting Cash Equivalents as provided herein; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Management Line Agreement” means that certain Amended and Restated Revolving Loan Credit Agreement, dated as of January 21, 2011 by and between the Borrower and Wells Fargo.

“Certificate of Occupancy” means a certificate of occupancy or comparable regulatory certification, permit or approval, whether temporary or permanent, which permits lawful occupancy of a Property.

“Change of Control” means the occurrence of any of the following events:

(a) Any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall have acquired beneficial ownership, directly or indirectly, of voting stock of PPI (or other securities convertible into such voting stock) representing 40% or more of the combined voting power of all voting stock of PPI;

(b) During any period of up to 24 consecutive months, commencing after the Agreement Date, individuals who at the beginning of such 24-month period were directors of PPI (together with any new director (i) whose election by PPI’s Board of Directors or whose nomination for election by PPI’s shareholders was approved by a vote of at least one half of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or would qualify under the immediately following clause (ii) or (ii) whose nomination for election by PPI’s shareholders was by one or more shareholders of PPI, through proxy access rules adopted by the Securities Exchange Commission) cease for any reason to constitute at least 50% of the directors of PPI then in office; provided, that directors who cease to serve on the Board of Directors during such 24 month period because of disability, death, resignation or reaching the mandatory retirement age for directors shall be treated as if they did not serve on the Board of Directors at the beginning of the 24-month period for purposes of the calculation provided in this clause (b) and clause (c);

(c) During any period of up to 24 consecutive months, commencing after the Agreement Date, (i) individuals who at the beginning of such 24-month period were directors of PPI cease for any reason to constitute at least 75% of the directors of PPI then in office (calculated as provided in the proviso in clause (b) of this definition) and (ii) any two of the Chief Executive Officer of PPI, the Chief Financial Officer of PPI, and the head of the Post Apartment Management division of the Borrower cease for any reason (including, without limitation, death or disability) to serve in such capacity on a full time basis, and, within 180 days thereafter, such individuals are not replaced with individuals reasonably acceptable to the Requisite Lenders;

(d) PPI fails to own directly all of the Equity Interests of each of GP Sub and LP Sub; and

(e) GP Sub fails to be the sole general partner of the Borrower.

As used in this definition, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof.

“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1., (b) to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4.(i), and (c) to participate in Swingline Loans pursuant to Section 2.3.(e), in each case in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”, or as set forth in the applicable Assignment and Assumption or, in each case, as the same may be reduced from time to time pursuant to Section 2.12., or increased or reduced, from time to time, as appropriate, to reflect any assignments to or by such Lender effected in accordance with Section 12.6., or increased from time to time, as appropriate to reflect any increase effected in accordance with Section 2.16.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender at such time shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Condominium Property” means (a) a Property being developed with multiple residential condominiums on a “ground up” basis (including any such Property that is part of a Mixed-Use Project), or (b) a Multifamily Property that has been converted into residential condominium units, in each case for the purpose of sale. For purposes of this definition and the definition of “Condominium Property Value”, a Multifamily Property will be deemed “converted” into residential condominium units once both of the following have occurred: (i) notice of the conversion has been sent to the tenants of such Property and (ii) a declaration of condominium or other similar document is filed with the applicable Governmental Authority. As of the Agreement Date, the only Condominium Properties are The Ritz Carlton Residences in Atlanta, Georgia, and the Four Seasons Private Residences in Austin, Texas.

“Condominium Property Value” means at any time and for any Person, the GAAP book value of all Condominium Properties.

“Construction-in-Process” means at any time and for any Person, the sum of all cash expenditures made by such Person for land and improvements (including indirect costs internally allocated and development costs) on all Properties that are under construction or with respect to which construction is scheduled to commence within twelve (12) months of the relevant date of determination, determined in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means either of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term indebtedness of a Person.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means any Lender that (a) has failed to fund (or has failed, within 3 Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund) any portion of a Loan, participations in Letter of Credit Liabilities under Section 2.4.(j) or participations in Swingline Loans under Section 2.3.(e), in each case required to be funded by it hereunder within 2 Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that, or has made a public statement to the effect that, it does not intend to comply with any of its funding obligations under this Agreement, except as may be provided pursuant to clause (b) of this definition, (d) has notified the Borrower, the Administrative Agent or any other Lender in writing, or has, or has a parent corporation or other Affiliate that has, made a public statement to the effect, that it does not intend to comply with its funding obligations under one or more syndicated credit facilities or agreements (excluding this Agreement, and other than as a result of a good faith dispute as to whether the applicable conditions to its funding obligation have been satisfied) in which it commits or is obligated to extend credit, or (e) has become or is, or has a parent corporation that has become or is, (i) insolvent or (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, for the avoidance of doubt, a Lender shall not be deemed be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in a Lender or its parent corporation thereof by a Governmental Authority or an instrumentality thereof. As used in this definition, the term “parent corporation” means, with respect to a Lender, any Person Controlling such Lender, including without limitation, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System), if any, of such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Commitment Percentage of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, but excluding “cash flow hedge” transactions as defined under GAAP prior to the occurrence of a termination event thereunder. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.6.(h) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 12.6.(h).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 85% or more for the immediately preceding calendar month or on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have not been completed for at least 6 months. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 6 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 85%.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (or loss) of such Person and its Wholly Owned Subsidiaries for such period, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) all provisions for any Federal, state or other income tax expense; (iv) asset impairment charges, restructuring charges, and all extraordinary or nonrecurring gains and losses; (v) changes in deferred taxes and other noncash items; (vi) non-cash expenses associated with stock compensation; (vii) in the case of the Borrower, distributions on Preferred Securities issued by the Borrower; (viii) gains or losses from early extinguishment of Indebtedness and redemption of Preferred Securities (including any gains or losses in respect of any derivative agreements or arrangements in effect that are related to such Indebtedness or Preferred Securities), (ix) net gains, losses, income and expenses relating to Condominium Properties (provided that, to the extent the aggregate amount of all condominium holding expenses consisting of homeowners’ association dues, real estate taxes and insurance in respect of such Condominium Properties exceed the CH Expenses Specified Amounts (as defined below) for the periods indicated, such excess amount shall not be excluded for purposes of calculating EBITDA pursuant to this clause (ix)); (x) straight line rent leveling adjustments; and (xi) amortization of intangibles pursuant to ASC Topic 805 (formerly SFAS 141R), in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis; plus (b) such Person’s Ownership Share of EBITDA from its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (determined for such Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates in a manner consistent with the foregoing), determined on a consolidated basis in accordance with GAAP applied on a consistent basis. For purposes of clause (ix) above, “CH Expenses Specified Amounts” shall mean (1) $9,000,000 for each of the four fiscal quarter periods ending on or before December 31, 2011, (2) $8,000,000 for each of the four fiscal quarter periods ending after December 31, 2011 and on or before December 31, 2012, (3) $7,000,000 for each of the four fiscal quarter periods ending after

December 31, 2012 and on or before December 31, 2013, and (4) $6,000,000 for each of the four fiscal quarter periods ending after December 31, 2013.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means a ground lease (including, if applicable, related agreements with the lessor) containing terms and conditions which, taken as a whole, would reasonably be expected to allow the lessee to obtain leasehold mortgage financing of its interest in such ground lease from institutional lenders who are regularly engaged in the business of leasehold mortgage financing, provided customary real estate underwriting criteria are otherwise satisfied, all as determined by the Borrower in its good faith business judgment, including (a) a term of thirty (30) years or more, inclusive of any unexercised extension options that may be exercised by the lessee without the consent or approval of the lessor (or in the absence of a remaining term of such length, the right to purchase or otherwise acquire the fee simple title to the leased property on terms advantageous to the lessee), and (b) leasehold mortgagee protection provisions which are, in the Borrower’s good faith business judgment, reasonable under the circumstances.

“Eligible Property” means a Property which satisfies all of the following requirements:

(a) such Property is a Stabilized Multifamily Property;

(b) such Property is owned entirely by the Borrower, a Guarantor, or a Wholly Owned Subsidiary of the Borrower in fee simple, or is leased under an Eligible Ground Lease, by the Borrower, a Guarantor, or a Wholly Owned Subsidiary of the Borrower;

(c) neither such Property, nor any interest of the Borrower, such Guarantor or such Wholly Owned Subsidiary therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of such term) or to any Negative Pledge;

(d) if such Property is owned by a Subsidiary, or leased by a Subsidiary pursuant to an Eligible Ground Lease, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of such term) or to any Negative Pledge, (ii) PPI or the Borrower, directly or indirectly, has the right to take the following actions without the need to obtain the consent of any Person: (A) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, and (B) to sell, transfer or otherwise dispose of such Property; and (iii) such Subsidiary has no Indebtedness other than (x) standby letters of credit, Capitalized Lease Obligations and purchase money indebtedness as required for the development and operation of the Property not to exceed $1,000,000 and (y) Indebtedness owing to the Borrower or another Subsidiary; and

(e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which do not have a material adverse effect on the value of such Property.

“Eligible QI Cash and Cash Equivalents” means at any time the sum of (i) proceeds from the sale of Properties by the Borrower or any of its Subsidiaries which are held by a Qualified Intermediary in cash or Cash Equivalents in a “qualified escrow account” within the meaning of the regulations issued pursuant to Section 1031 of the Internal Revenue Code pursuant to an exchange agreement intended for the purposes of implementing a tax deferred exchange transaction under Section 1031 under the Code minus (ii) all costs, expenses and other obligations incurred by or owing to the Qualified Intermediary or any other Person which are to be paid from such qualified escrow account prior to or at the time of the disbursement of the proceeds from such qualified escrow account by the Qualified Intermediary. In the event (a) all or a portion of the cash or cash equivalents held by the Qualified Intermediary become subject to any Lien or (b) the Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then with respect to clause (a) above, the value of the cash or cash equivalents subject to such Lien shall be deemed to be zero ($0) and with respect to clause (b) above, the cash or cash equivalents held by such Qualified Intermediary shall be deemed to be zero ($0).

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Portion” has the meaning given to that term in the definition of “Mixed-Use Project”.

“Excluded Subsidiary” means any Wholly Owned Subsidiary of the Borrower or PPI that is prohibited from guarantying the Indebtedness of another Person pursuant to (a) any document, instrument or agreement evidencing Secured Indebtedness of such Subsidiary, or (b) such Subsidiary’s organizational documents where such prohibition is being required as a condition to the extension of such Secured Indebtedness.

“Excluded Taxes” means (i) franchise Taxes, (ii) any Taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent, the Issuing Bank or a Lender and the jurisdiction imposing such Taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the Issuing Bank or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any Taxes imposed on or measured by the Issuing Bank’s or any Lender’s assets, net income, receipts or branch profits, (iv) any Taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Existing Credit Agreement” has the meaning given to that term in the first “WHEREAS” clause of this Agreement.

“Existing Letters of Credit” means each of the letters of credit issued by the Administrative Agent under the Existing Credit Agreement and described on Schedule 1.1.(A).

“FATCA” has the meaning given such term in the definition of the term “Excluded Taxes”.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of October 28, 2010, by and between the Borrower and the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower to the Administrative Agent, the Titled Agents, the Issuing Bank or the Lenders hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) Interest Expense of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of Interest Expense of their non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of such payments in respect of Indebtedness of their non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means the term “Funds from Operations” as such term is defined by the National Association of Real Estate Investment Trusts, as such term may be modified, revised or redefined from time to time by said association, or if said association no longer exists or promulgates a definition for such term, then as such term has been then most recently defined by such association, and consistent with PPI’s and the Borrower’s calculation of “Funds from Operations” as included in its periodic reports filed with the Securities and Exchange Commission.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination (subject to Section 1.2.).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“GP Sub” means Post GP Holdings, Inc., a Georgia corporation which is a Wholly Owned Subsidiary of PPI, the general partner of the Borrower and the owner of a 1% general partner interest in the Borrower as of the Effective Date.

“Gross Asset Value” means the sum of all of the following (without duplication), of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of the following amounts for their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates:

(a) the aggregate amount of the unpledged portion of all unrestricted cash and cash equivalents; plus

(b) with respect to each Stabilized Multifamily Property owned or leased pursuant to a Ground Lease (i) Net Operating Income for such Stabilized Multifamily Property for the most recent four fiscal quarters (adjusted for any acquisitions and dispositions), divided by the Capitalization Rate; provided, however, that if such Multifamily Property first became a Stabilized Multifamily Property at any time after the commencement of such four fiscal quarter period, the valuation in this clause (b) shall be made on an annualized basis using the Net Operating Income for the period of one, two or three of the most recent fiscal quarters, as the case may be, during which such Multifamily Property constituted a Stabilized Multifamily Property (with such Net Operating Income being multiplied by four, two, or one and one-third, as applicable, and with such total being divided by the Capitalization Rate); plus

(c) with respect to each Other Multifamily Property, the undepreciated GAAP book value of such Other Multifamily Property until such Property becomes a Stabilized Multifamily Property; provided, however, that if the amount of Gross Asset Value attributable to Other Multifamily Properties pursuant to this clause (c) that are newly acquired (whether through purchase or lease pursuant to an Eligible Ground Lease) and valued at the undepreciated GAAP book value exceeds 20% of Gross Asset Value (without giving effect to this proviso), then solely for purposes of this definition and to the extent necessary to eliminate such excess pursuant to this clause (c), the Borrower shall designate and identify in any calculation of Gross Asset Value delivered to the Administrative Agent and the Lenders one or more of such Other Multifamily Properties to be valued in accordance with clause (b) above as if such Other Multifamily Properties were Stabilized Multifamily Properties; plus

(d) the undepreciated GAAP book value of Construction-in-Process until such property becomes a Stabilized Multifamily Property or an Other Multifamily Property; plus

(e) the Renovation Property Value of all Renovation Properties limited to 15% of Gross Asset Value; plus

(f) Eligible QI Cash and Cash Equivalents limited to 10% of Gross Asset Value; plus

(g) the book value (net of any applicable reserves) of all other assets (excluding any accounts receivable and any assets classified as intangible assets under GAAP) as shown on the Borrower’s most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP; plus

(h) the GAAP book value of Unimproved Land; plus

(i) the Condominium Property Value of all Condominium Properties.

The Borrower’s Ownership Share of Gross Asset Value of Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will be included in Gross Asset Value calculations consistent with the above described treatment for wholly owned assets. Gross Asset Value shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period. Solely for the purpose of calculating the ratios set forth in Section 9.1.(a) and Section 9.1.(c), Gross Asset Value shall include assets having a value equal to the amount of Indebtedness included under clause (j) of the definition of the term “Indebtedness”.

“Ground Lease” means an Eligible Ground Lease or an Ineligible Ground Lease.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include PPI, GP Sub, LP Sub, any Significant Subsidiary which becomes a Guarantor and any Subsidiary that elects to become a Guarantor.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty to which the Guarantors are parties substantially in the form of Exhibit D.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered (other than trade accounts payable incurred in the ordinary course of business which are not more than 90 days past due unless being contested in good faith); (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract in an amount equal to the Derivatives Termination Value thereof; (h) all guarantees or other agreements of such Person to become liable on a recourse basis for the Indebtedness of another Person (provided that the amount of such Indebtedness under such guarantees or other agreements pursuant to this clause (h) shall be deemed to be equal to the stated or determinable amount owing under such guarantee or other agreement or, if not stated or determinable, the maximum reasonably anticipated amount of liability thereunder); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that the amount of Indebtedness of such Person pursuant to this clause (i) shall be deemed to be the lesser of (I) the Fair Market Value of such property or assets, and (II) the total Indebtedness of such other Person secured thereby) and (j) solely for the purpose of calculating the ratios set forth in Section 9.1.(a) and Section 9.1.(c), all obligations in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement in which all conditions to such obligation or commitment have been satisfied or waived (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); provided, however, that Indebtedness shall not include (x) any such obligations subject to defeasance arrangements in accordance with GAAP, or (y) obligations in respect of Mandatorily Redeemable Stock to the extent of any sinking fund payments that have been made in connection therewith, but only, in the case of (x) and (y) such defeasance and sinking fund payments shall be held as restricted cash that is escrowed or maintained in a trust or escrow account or other fund with one or more trustees relating to the applicable indenture or other agreement pertaining to such obligations. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Notwithstanding the use of GAAP, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under

FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Ineligible Ground Lease” means a ground lease other than an Eligible Ground Lease.

“Intellectual Property” has the meaning given that term in Section 6.1.(r).

“Interest Expense” means for any period the sum of the following (without duplication) for the Borrower and its Wholly Owned Subsidiaries and their respective Ownership Shares of the following for their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates: (a) all interest expense incurred for such period, including capitalized interest not funded under a construction loan, plus (b) recurring fees (such as recurring issuer, trustee and credit enhancement fees), whether paid or accrued, in connection with Tax Exempt Bonds or other credit enhanced Indebtedness, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Interest Period” means:

(a) with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of a Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(b) with respect to any Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 270 days thereafter, as the Borrower may select as provided in Section 2.2.(b).

Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or the equivalent) or higher from either of the Rating Agencies.

“Issuing Bank” means Wells Fargo, in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4.(a).

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.6.(d), have only the rights (including the rights given to a Lender contained in Sections 12.2. and 12.10.) and obligations of a Lender associated with holding such Bid Rate Loan.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit (i) under Section 2.4. and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.2.

“LIBOR Loan” means a Revolving Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.2.(c)(ii)(D).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, collateral assignment of leases and rents or other property, pledge, lien, hypothecation, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction pursuant to proper authorization, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction, (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien, or (iii) in connection with any bailment or consignment arrangement not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan, a Bid Rate Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“LP Sub” means Post LP Holdings, Inc., a Georgia corporation which is a Wholly Owned Subsidiary of PPI and the owner of a majority of the limited partnership interests in the Borrower as of the Effective Date.

“Mandatorily Redeemable Stock” means, with respect to PPI, the Borrower or any of their respective Subsidiaries, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Revolving Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, properties, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of PPI, the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Subsidiary” means any Subsidiary of PPI or the Borrower that comprises at least 5% of Gross Asset Value.

“Mixed-Use Project” means a mixed-use project that includes or will include a Multifamily Property, Condominium Property, and/or Renovation Property, including such a mixed-use project where upon completion or substantial completion of the project the portion of the project that is attributable to non-residential uses is to be transferred to or otherwise held by a Person other than PPI, the Borrower or a Subsidiary or Unconsolidated Affiliate of PPI or the Borrower (the “Excluded Portion”).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Multifamily Property” means a Property improved with one or more residential apartment communities (including the Property known as Post Riverside) and any other such Property that is part of a Mixed-Use Project, other than any such Property that is a Non-Multifamily Property.

“Negative Pledge” means a provision of any agreement (other than this Agreement, any other Loan Document, the Cash Management Line Agreement or any agreement executed in connection therewith) that prohibits or limits the creation of any Lien on any assets of a Person as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that for purposes of this Agreement the following shall not be deemed to constitute a “Negative Pledge”: (i) provisions in agreements or instruments evidencing or governing senior unsecured Indebtedness that have the effect of imposing limitations or restrictions on the amount of secured Indebtedness that PPI, the Borrower, any other Guarantor or their respective Subsidiaries may incur or maintain, or (ii) provisions in any agreements relating to the sale of a Subsidiary, or any assets of PPI, the Borrower, any other Guarantor or their respective Subsidiaries, pending such sale, provided that such provision applies only to the Subsidiary or the assets that are to be sold.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and property-level general and administrative expenses (including allocations for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period (excluding intercompany property management fees) and (ii) an imputed management fee in the amount of two and a half percent (2.50%) of the gross revenues for such Property for such period minus (d) the Capital Reserves for such Property for the applicable period. Net Operating Income shall be adjusted to remove the impact of straight-line rent leveling adjustments pursuant to a Ground Lease in accordance with GAAP and to remove the impact of nonrecurring operating expenses paid or accrued related to the ownership, operation and maintenance of the Property (including periodically recurring exterior painting expenses).

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value (for financial accounting purposes) of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Defaulting Lender” means, at any time, any Lender that is not then a Defaulting Lender.

“Non-Multifamily Property” means any Property for which greater than 20% of the net rentable square footage is attributable to uses other than multifamily apartment rental use or residential condominium use, but excluding Post Riverside and any other Mixed-Use Project where, after excluding the Excluded Portion of the Mixed-Use Project, not more than 20% of the remaining net rentable square footage is attributable to such other uses.

“Non-Wholly Owned Subsidiary” means a Subsidiary that is not a Wholly Owned Subsidiary.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note, a Bid Rate Note or a Swingline Note.

“Notes Receivable” means mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of the Borrower and its Subsidiaries and Unconsolidated Affiliates (other than such mortgage and notes receivable and reimbursement agreements owing from PPI, the Borrower, their respective Subsidiaries and Unconsolidated Affiliates). Notes Receivable shall not include Mortgages resulting from condominium unit sales of The Ritz Carlton Residences located in Atlanta, Georgia or the Four Seasons Private Residences located in Austin, Texas.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, for any applicable period, the average economic occupancy as defined in PPI’s and the Borrower’s filings with the Securities Exchange Commission for such period.

“OFAC” has the meaning given that term in Section 6.1.(w).

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)

(4) (ii) of Regulation S-K promulgated under the Securities Act) which would be required to be disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of PPI’s and the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which PPI and the Borrower are required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Other Multifamily Property” means, during any fiscal quarter of the Borrower, each Multifamily Property that is not a Stabilized Multifamily Property.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document. Other Taxes shall not include any Excluded Taxes to the extent provided in Section 3.10.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.5.(n), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair in any material respect the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and Issuing Bank; and (f) Liens in existence as of the Agreement Date and set forth on Schedule 6.1(f).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA

Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan, any Reimbursement Obligation and any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).

“PPI” means Post Properties, Inc., a corporation formed under the laws of the State of Georgia, and shall include PPI’s successors and permitted assigns.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Securities issued by PPI, the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to PPI, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, such Lender’s Commitment Percentage; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (a) the sum of the unpaid principal amount of all outstanding Revolving Loans, Bid Rate Loans, Swingline Loans and Letter of Credit Liabilities held by such Lender as of such date to (b) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Bid Rate Loans, Swingline Loans and Letter of Credit Liabilities as of such date. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement.

“Property” means a parcel or unit (or group of related parcels or units) of real property developed (or to be developed) as a Multifamily Property, Condominium Property, Mixed-Use Project or other use by PPI, the Borrower, or any other Subsidiary or, as the context may require, their Unconsolidated Affiliates, and which is located in a state of the United States of America or the District of Columbia.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P or Moody’s.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Renovation Property” means a Property on which the existing building or other improvements are undergoing renovation that will either (i) disrupt the occupancy of at least 15% of the square footage of such Property designed for residential occupancy purposes or (ii) temporarily reduce the Net Operating Income attributable to such Property for any fiscal quarter by more than 15% as compared to the comparable fiscal quarter in the immediately preceding fiscal year. A Property shall cease to be a Renovation Property upon the earlier to occur of (i) all improvements (other than tenant improvements on unoccupied space) related to the renovation of such Property having been substantially completed for twelve (12) months and (ii) once such Property has achieved an Occupancy Rate of 85% or more for a calendar month.

“Renovation Property Value” means, for a Renovation Property, the sum of the following: (a) the Net Operating Income attributable to such Property for the four quarter period ending immediately prior to the commencement of such renovation divided by the Capitalization Rate, plus (b) the cost of capital improvements made to such Property in connection with such renovation not to exceed 30% of the amount determined in accordance with the preceding clause (a).

“Requisite Lenders” means, as of any date and subject to Section 3.9. as to any Defaulting Lender, (a) Lenders having more than 50.0% of the aggregate amount of the Commitments, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means each of the chief executive officer, president, chief financial officer and chief accounting officer of PPI, GP Sub or the Borrower, as the case may be.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent such dividend or other distribution is payable in Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent the consideration given in respect thereof constitutes Equity Interests; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent such payment is made in Equity Interests.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Secured Indebtedness” means the sum (without duplication) of all Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the Indebtedness of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, in each case that is secured in any manner by any Lien on such Person’s property, determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Significant Subsidiary” means any existing or future Wholly Owned Subsidiary of PPI (other than the Borrower) or the Borrower, the assets of which constitute more than 5% of Gross Asset Value and which is not an Excluded Subsidiary; provided, however, that in the case of Post Services, Inc., none of the assets consisting of the Condominium Properties known as The Ritz-Carlton Residences in Atlanta, Georgia, or The Four Seasons Private Residences in Austin, Texas, that may be held directly or indirectly by Post Services, Inc. shall be included for purposes of determining the status of Post Services, Inc. as a Significant Subsidiary.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Event of Default” means any of the Events of Default described in Sections 10.1.(a), 10.1.(f) and 10.1.(g) of this Agreement

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stabilized Multifamily Property” means, during any fiscal quarter of the Borrower, each Multifamily Property owned (or leased pursuant to a Ground Lease) that either (i) has achieved an 85% Occupancy Rate with tenants who have been paying rent under executed leases for the two prior fiscal quarters of the Borrower during which such Multifamily Property was owned or leased, or (ii) has been completed for at least four full fiscal quarters (with completion evidenced by obtaining or receipt of the final Certificate of Occupancy for such project) prior to such fiscal quarter or, with respect to any Multifamily Property acquired (or newly leased pursuant to a Ground Lease), has been so owned or leased by such Person for at least four full fiscal quarters prior to such fiscal quarter.

“Stated Amount” means, at any time, the amount then available to be drawn by a beneficiary under a Letter of Credit, after giving effect to any increase or reduction in effect as of such time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.3.(a).

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

“Swingline Maturity Date” means the date which is 5 Business Days prior to the Termination Date.

“Swingline Note” means the promissory note of the Borrower, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit J.

“Tangible Net Worth” means, as of a given date, (a) the total equity of the Borrower determined on a consolidated basis (including the book value of redeemable common equity), plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining total equity of the Borrower): (i) the amount of any write-up in the book value of any assets as reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired, in each case occurring after the Agreement Date, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, in each case as determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Tax Exempt Bonds” means tax exempt revenue bonds or similar instruments issued by a Governmental Authority on behalf the Borrower or any of its Subsidiaries, or any of such Person’s Unconsolidated Affiliates to finance Multifamily Properties of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means January 21, 2014, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

“Titled Agents” has the meaning given that term in Section 11.9.

“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate to complete the development of such Property, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; (f) infrastructure cost and (g) other hard and soft costs necessary to complete the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Indebtedness” means, as of any given date, the sum (without duplication) of all Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the Indebtedness of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit K to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time upon prior written notice to the Administrative Agent.

“Type” with respect to any Revolving Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted Net Operating Income” means (without duplication),

(a) for purposes of calculating the ratio contained in the Section 9.1.(g), Net Operating Income (in each case as adjusted for any non-recurring items during the reporting period) from (i) all Eligible Properties and (ii) all Other Multifamily Properties that satisfy the conditions of clauses (b) through (e) of the definition of Eligible Property as applied to such Other Multifamily Properties and the owner or lessee thereof;

(b) for purposes of calculating the ratio contained in the Section 9.1.(f), (in each case as adjusted for any non-recurring items during the reporting period), Net Operating Income from, and determined according to, the following:

(A) each Eligible Property that has been a Stabilized Multifamily Property for each of the four fiscal quarters comprising the period for which such Unencumbered Yield is being determined (referred to in this definition as the “Calculation Period”), in which case such Net Operating Income shall be the actual amount of the Net Operating Income for such Stabilized Multifamily Property for such Calculation Period;

(B) each Eligible Property that has been a Stabilized Multifamily Property for at least one, two or three full fiscal quarters (but not four full fiscal quarters) during such Calculation Period, in which case such Net Operating Income shall be determined by annualizing the actual Net Operating Income for the period of such one, two or three fiscal quarters (with the Net Operating Income for such periods being multiplied by four, two or one and one-third, as applicable);

(C) each Other Multifamily Property that satisfies the conditions of clauses (b) through (e) of the definition of Eligible Property as applied to such Other Multifamily Properties and the owner or lessee thereof, has been newly developed or newly acquired (whether through purchase or lease pursuant to an Eligible Ground Lease) during the Calculation Period, and has achieved an Occupancy Rate of at least 85% for at least one full calendar month during the Calculation Period, in which case such Net Operating Income shall be determined by annualizing the actual Net Operating Income for such Other Multifamily Property for the first full calendar month during the Calculation Period that such Other Multifamily Property first achieved an Occupancy Rate of at least 85% and for each full calendar month thereafter during the Calculation Period (so that, for example, an Other Multifamily Property first achieving at least an 85% Occupancy Rate for the ninth month of a period, such Net Operating Income would be an amount equal to the Net Operating Income for such Other Multifamily Property for the ninth through the twelfth month of the Calculation Period multiplied by three); and

(D) each Other Multifamily Property that satisfies the conditions of clauses (b) through (e) of the definition of Eligible Property as applied to such Other Multifamily Property and the owner or lessee thereof and has been newly acquired (whether through purchase or lease pursuant to an Eligible Ground Lease) during the last calendar month of Calculation Period, but that had otherwise achieved an Occupancy Rate of at least 85% for the final full calendar month of such Calculation Period, in which case such Net Operating Income from such Other Multifamily Property shall be determined by the Borrower for the four quarters comprising such period on a pro forma basis in a manner and amount reasonably acceptable to the Administrative Agent;

provided however for each Eligible Property or Other Multifamily Property that has been sold by the Borrower or any Wholly Owned Subsidiary during the Calculation Period, the Net Operating Income from such Eligible Property shall be excluded from the calculation of this clause (b) (to the extent such Net Operating Income had been otherwise included therein).

“Unimproved Land” means land acquired for which no development has occurred and for which no development is scheduled to commence in the immediately following twelve (12) months.

“Unsecured Indebtedness” means, as of any given date, the sum (without duplication) as of such date of Total Indebtedness that is not Secured Indebtedness, and shall include Unsecured Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries. All Indebtedness which is secured by a pledge of equity interests only shall be deemed to be unsecured indebtedness.

“Unsecured Interest Expense” means, for a given period and without duplication, all Interest Expense attributable to Unsecured Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation or limited liability company, directors’ qualifying Equity Interests) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of PPI or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Revolving Loans.

(a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15., each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing and Continuation under Section 2.9. of, and each Conversion under Section 2.10. of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Notwithstanding the immediately preceding two sentences but subject to Section 2.15., a borrowing of Revolving Loans may be in the aggregate amount of the unused Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Requests for Revolving Loans. Not later than 12:00 noon at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 noon at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Any telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c) Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. on the date of such proposed Revolving Loans. Subject to fulfillment of the applicable conditions set forth in Section 5.2., the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 3:00 p.m. on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2. Bid Rate Loans.

(a) Bid Rate Loans. So long as the Borrower maintains an Investment Grade Rating, in addition to borrowings of Revolving Loans, at any time during the period from the Effective Date to but excluding the Termination Date the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 10:00 a.m. on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit L and shall specify as to each Bid Rate Borrowing all of the following:

(i) the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess thereof and which shall not cause any of the limits specified in Section 2.15. to be violated;

(iii) whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans;

(iv) the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date; and

(v) an express statement as to whether such Bid Rate Loans may be prepaid without premium or penalty (other than any compensation required to be paid pursuant to Section 4.4.).

The Borrower shall not deliver any Bid Rate Quote Request within five (5) Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than two (2) Bid Rate Quote Requests in any calendar month.

(c)	Bid Rate Quotes.

(i) Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.2.(b) specified more than one Interest Period, such Lender may make a single submission containing one or more Bid Rate Quotes for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:00 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Administrative Agent may submit a

Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Lender’s Designated Lender (if any) as provided in Section 12.6.(d); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii) Each Bid Rate Quote shall be substantially in the form of Exhibit M and shall specify:

(A) the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested provided, further, however any Bid Rate Quote shall be in a minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess thereof;

(C) in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D) in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR; and

(E) the identity of the quoting Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d) Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 10:30 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender (identifying the Lender that made such Bid Rate Quote).

(e)	Acceptance by Borrower.

(i) Not later than 11:00 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of (a) LIBOR Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2.(d). which notice shall be in the form of Exhibit N (a “Bid Rate Quote Acceptance”). In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A) the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B) the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.2.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.15. to be violated;

(C) acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D) any acceptance in part by the Borrower shall be in a minimum amount of $3,000,000 and integral multiples of $1,000,000 in excess thereof; and

(E) the Borrower may not accept any Bid Rate Quotes that fails to comply with Section 2.2.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii) If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f) Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 2:00 p.m. on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Lender that submitted a Bid Rate Quote as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.6.(d). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 3:00 p.m. on the date specified for the making of such Loan, make the amount of such Loan available to the

Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 4:00 p.m. on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g) No Effect on Commitment. Except for the purpose and to the extent expressly stated in Section 2.12. and 2.15., the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

Section 2.3. Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $40,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 4:00 p.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 5.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin (or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing). Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 1:00 p.m. on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to repay a Swingline Loan more than once during any 30-day period. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing. Not later than 2:00 p.m. on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(f) or (g), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (f) or (g)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

(f) Defaulting Lenders. Upon demand by the Administrative Agent at any time while a Lender is a Defaulting Lender, to the extent a reallocation cannot be, or can only partially be, effected under Section 3.9.(d), the Borrower shall, within three Business Days of such demand, (i) deliver to the Administrative Agent, for the benefit of the Swingline Lender, cash collateral or other credit support satisfactory to the Swingline Lender in its sole discretion in an amount equal to such Defaulting Lender’s Commitment Percentage of the aggregate principal amount of the Swingline Loans then outstanding or (ii) make other arrangements satisfactory to the Administrative Agent and to the Swingline Lender, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Such cash collateral or other credit support shall be subject to the provisions of Section 3.9.(f).

Section 2.4. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $100,000,000 (the “L/C Commitment Amount”). The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is five (5) days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is five (5) days prior to the Termination Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date so long as the Borrower delivers to the Administrative Agent for the benefit of the Issuing Bank no later than 20 Business Days prior to the Termination Date cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the Borrower, the Issuing Bank and the Administrative Agent).

(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days (or telephonic notice promptly confirmed in writing) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 5.2., the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter time period as may be acceptable to the Issuing Bank) following the date after which the

Issuing Bank has received all of the items, if any, required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit which modifications increase the obligations of the Issuing Bank in respect of such Letter of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than as provided in this subsection). Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing

Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders (or all of the Lenders if required by Section 12.7.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i) Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the date of issuance by the Issuing Bank of all other Letters of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.4.(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or (g) or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l) Defaulting Lenders. Upon demand by the Administrative Agent at any time while a Lender is a Defaulting Lender, to the extent a reallocation cannot be, or can only partially be, effected under Section 3.9.(d), the Borrower shall, within three Business Days of such demand, (i) deliver to the Administrative Agent, for the benefit of the Issuing Bank, cash collateral or other credit support satisfactory to the Issuing Bank in its sole discretion in an amount equal to such Defaulting Lender’s Commitment Percentage of the Letter of Credit Liabilities then outstanding or (ii) make other arrangements satisfactory to the Administrative Agent and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Such cash collateral or other credit support shall be subject to the provisions of Section 3.9.(f).

Section 2.5. Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin;

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin;

(iii) if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2.; and

(iv) if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, commencing with the first full calendar month occurring after the Effective Date, (ii) in the case of a LIBOR Loan or a Bid Rate Loan, on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) in the case of any Loan, on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans and Bid Rate Loans, collectively, outstanding at the same time.

Section 2.7. Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

(b) Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.8. Prepayments.

(a) Optional. Subject to Section 4.4., (i) the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty, and (ii) the Borrower may prepay at any time without premium or penalty a Bid Rate Loan that has been made with respect to a Bid Rate Quote Request containing an express statement that such Bid Rate Loan could be prepaid without premium or penalty (other than any compensation required to be paid pursuant to Section 4.4.). Any other Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. The Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of the prepayment of any Loan. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or if less, the aggregate principal amount of Revolving Loans then outstanding).

(b)	Mandatory.

(i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Commitments (or if the Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans, Bid Rate Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii) Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one-half of the aggregate amount of all Commitments in effect at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii) Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2.(e). If the Borrower is required to pay any outstanding LIBOR Loans or Bid Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9. Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone (confirmed promptly in writing if by telephone), telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed promptly in writing), telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such

Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.

(a) Notes. Except in the case of a Lender that has requested not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to, subject to Section 12.6.(b)(iv), the amount of its Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has requested not to receive a Bid Rate Note, the Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12. Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Bid Rate Loans) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is terminating the Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once terminated or reduced pursuant to this Section, may not be increased or reinstated.

Section 2.13. Extension of Termination Date.

The Borrower shall have the right, exercisable one time, to extend the Termination Date by one year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 60 days but not more than 180 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances or resulting from transactions not prohibited under the Loan Documents and (y) the Borrower shall have paid the fees payable under Section 3.5.(d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

Section 2.14. Expiration Date of Letters of Credit Past Commitment Termination Date.

If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the second proviso of the second sentence of Section 2.4.(b), the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit for deposit into the Letter of Credit Collateral Account.

Section 2.15. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Lender shall make any Bid Rate Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments:

(a) the aggregate principal amount of all outstanding Revolving Loans, Bid Rate Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time; or

(b) the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50.0% of the aggregate amount of the Commitments at such time.

Section 2.16. Increase of Commitments.

The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $450,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $20,000,000 and integral multiples of $10,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders, provided that, such existing Lenders and such other banks, financial institutions and other institutional lenders, and the amounts of their respective increases in Commitments or new Commitments, as the case may be, shall be reasonably acceptable to the Borrower. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event, not prohibited hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance substantially consistent with the corresponding documents delivered on the Agreement Date or otherwise reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) except in the case of a new Lender or an existing Lender that has requested not to receive a Revolving Note, new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.16. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.17. Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower in the Transfer Authorizer Designation Form to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b) Funds Transfer. The Administrative Agent will, in its good faith judgment, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c) Limitation of Liability. None of the Administrative Agent, the Issuing Bank or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others (in each case, other than their respective Affiliates), including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent, the Issuing Bank nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Lenders, each payment of the fees under Sections 3.5.(b), the first sentence of 3.5.(c) and 3.5.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the

Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) each prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.8.(b)(ii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be in accordance with their respective Commitment Percentages; and (g) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be in accordance with their respective Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any of its Loans under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b) Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a facility fee equal to the daily aggregate amount of the Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the last day of March, June, September and December during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide facility fee and is intended as reasonable compensation to the Lenders for committing to make and making funds available to the Borrower as described herein and for no other purposes.

(c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit equal to two-tenths of one percent (0.20%) per annum on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in this subsection shall be nonrefundable and payable in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges and reasonable out-of-pocket costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d) Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.35% of the amount of such Lender’s Commitment being extended (whether or not such Commitment amount being extended is then being utilized). Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.

(e) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) through (iv) and, with respect to Swingline Loans, in Section 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments calculated in accordance with the terms of this Agreement and the other Loan Documents, and such account shall be deemed conclusive absent manifest error; provided, however, that the failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.

(a) Generally. If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect any amendment, consent or waiver of the terms of this Agreement or any other Loan Document, or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Requisite Lenders shall be suspended while such Lender remains a Defaulting Lender; provided, however, that the foregoing shall not permit (i) an increase in such Lender’s Commitment, (ii) an extension of the maturity date of such Lender’s Loans or other Obligations owing to such Lender, in each of the cases described in clauses (i) and (ii), without such Lender’s consent, or (iii) an extension of the expiration date of a Letter of Credit beyond the Termination Date (except as permitted under Section 2.4.(b)) or, with respect to any Letter of Credit having an expiration date beyond the Termination Date as permitted by Section 2.4.(b), an extension of the expiration date of such Letter of Credit without such Lender’s consent if such Lender is directly and adversely affected thereby. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), then the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal

Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. No Commitment of any Lender shall be increased or otherwise affected, and except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies of the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders may have against such Defaulting Lender under this Agreement, any of the other Loan Documents, Applicable Law or otherwise.

(b) Treatment of Payments. Until the Defaulting Lender Excess of a Defaulting Lender has been reduced to zero, any payment of the principal of the Revolving Loans owing to the Defaulting Lender shall, unless the Requisite Lenders agree otherwise, be applied to the outstanding principal balance of the Revolving Loans of the applicable Non-Defaulting Lenders. Notwithstanding anything to the contrary herein, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement or any other Loan Document will not be required to be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until such Defaulting Lender has ceased to be a Defaulting Lender in accordance with subsection (f) below or the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder and the other Loan Documents, at which time such amounts will be applied by the Administrative Agent to the making of payments from time to time in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or the Swingline Lender under this Agreement; second, if determined by the Administrative Agent or requested by the Swingline Lender, held in such account as cash collateral for such Defaulting Lender’s Commitment Percentage of the Letter of Credit Liabilities then outstanding and for such Defaulting Lender’s Commitment Percentage of the aggregate principal amount of the Swingline Loans then outstanding; third, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement. If such Lender is still a Defaulting Lender and any amounts remain in such account on the date that the Commitments are terminated and all Obligations of the Borrower hereunder and under the other Loan Documents are paid in full, then such amounts will be applied by the Administrative Agent to the making of payments in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Swingline Lender under this Agreement; second, to the payment of interest then due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of Fees then due and payable to the Lenders other than Defaulting Lenders, ratably among them in accordance with the amounts of such Fees then due and payable to them; fourth, to pay principal of all Loans, Reimbursement Obligations and other Letter of Credit Liabilities then due and payable to the Lenders other than Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them; fifth, to the ratable payment of all other Obligations then due and payable to the Lenders other than Defaulting Lenders; and sixth, after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c) Fees. During any period that a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Fees otherwise payable to such Defaulting Lender.

(d) Reallocation of Letter of Credit and Swingline Exposure. As promptly as possible once a Lender becomes a Defaulting Lender, the Administrative Agent shall reallocate the Commitment Percentages of outstanding Letter of Credit Liabilities and Swingline Loans among the Non-Defaulting Lenders in accordance with their Commitment Percentages (determined exclusive of the Commitment of any Defaulting Lender) but only (i) if no Default or Event of Default exists, and (ii) to the extent that such reallocation will not result in the aggregate outstanding principal amount of Revolving Loans owing to a Non-Defaulting Lender, together with the aggregate amount of participation interests such Non-Defaulting Lender has acquired under the terms of this Agreement in outstanding Swingline Loans and Letter of Credit Liabilities, exceeding such Non-Defaulting Lender’s Commitment.

(e) Borrowing Requests. While any Lender is a Defaulting Lender, the Borrower authorizes each of the Administrative Agent, the Issuing Bank and the Swingline Lender (which authorization is irrevocable and coupled with an interest) to give, in such Person’s discretion, Notices of Revolving Borrowing pursuant to Section 2.1. in such amounts and at such times as may be required to (i) reimburse any Reimbursement Obligation that has become due and payable, (ii) repay an outstanding Swingline Loan or (iii) cash collateralize the Obligations of the Borrower in respect of outstanding Letters of Credit in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit, in each case after giving effect to the immediately preceding subsection (d) and subject to the terms of Sections 2.3.(f) and 2.4.(l).

(f) Cash Collateral for Letters of Credit and Swingline Loans. All cash collateral and other credit support provided pursuant to Sections 2.3.(f) or 2.4.(l) or the immediately preceding subsection (b) or (e) (other than credit support not constituting funds subject to deposit) shall be maintained in accounts maintained with the Administrative Agent consistent with the requirements of the account referred to in Section 10.6. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash collateral and other credit support, and in all proceeds of the foregoing, all as security for the Obligations to which such cash collateral and other credit support may be applied pursuant to this Section. Cash collateral and other credit support provided under Sections 2.3.(f) or 2.4.(l) or the immediately preceding subsection (b) or (e), shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swingline Loans or obligations to fund participations therein, prior to any other application of such property as may be provided for herein. Such cash collateral and other credit support (or the appropriate portion thereof) shall be released promptly following (i) the elimination of the applicable Letter of Credit Obligations and Swingline Loans giving rise thereto, the termination of the status of a Lender as a Defaulting Lender in accordance with the immediately following subsection (i), upon the purchase of a Defaulting Lender’s Commitment pursuant to the immediately following subsection (g), the termination of a Defaulting Lender’s Commitment pursuant to the immediately following subsection (h), or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral and other credit support, including without limitation, as a result of a reallocation pursuant to the immediately preceding subsection (d); provided, however, (x) cash collateral and other credit support shall not be released if a Default or Event of Default exists (and following application as provided in this subsection may be otherwise applied in accordance with Section 10.5.) and (y) if agreed in writing by each of the Borrower, the Administrative Agent, the Issuing Bank and/or the Swingline Lender, as applicable, such cash collateral and other credit support shall not be released but instead held to support future anticipated exposure with respect to Letters of Credit or Swingline Loans.

(g) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is a Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 12.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance and, notwithstanding Section 12.6.(b), an assignment fee in the amount of $7,500 shall be paid by such Defaulting Lender or, if paid by the Borrower or any assignee for the account of such Defaulting Lender, the Defaulting Lender shall promptly reimburse the Borrower or such assignee therefor.

(h) Termination of Defaulting Lender’s Commitments. During any period that a Lender is a Defaulting Lender, the Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent (such termination, a “Defaulting Lender Termination”) so long as on the effective date of such Defaulting Lender Termination and after giving effect thereto and to any repayment of Revolving Loans in connection therewith: (i) no Default or Event of Default exists (unless the Requisite Lenders otherwise consent to such Defaulting Lender Termination), (ii) no Revolving Loans shall be outstanding (other than any Revolving Loans being borrowed on such effective date after the effectiveness of such Defaulting Lender Termination), and (iii) the sum of (x) the Letter of Credit Liabilities, and (y) the outstanding principal amount of Swingline Loans, shall not exceed the aggregate Commitments of all Lenders that are not Defaulting Lenders. Each such notice shall specify the effective date of such Defaulting Lender Termination (the “Defaulting Lender Termination Date”), which shall be not less than 5 Business Days (or such shorter period as agreed to by the Administrative Agent and such Defaulting Lender) after the date on which such notice is delivered to such Defaulting Lender and the Administrative Agent. On each such Defaulting Lender Termination Date, (i) the Commitments of such Defaulting Lender shall be reduced to zero, (ii) such Defaulting Lender shall cease to be a “Lender” hereunder (provided that any Defaulting Lender shall continue to be entitled to the indemnification provisions contained herein, but only with respect to matters arising prior to the applicable Defaulting Lender Termination Date), (iii) the Commitments of all other Lenders shall remain unchanged and the Commitment Percentages of such other Lenders shall be recalculated and (iv) the Commitment Percentages of outstanding Letter of Credit Liabilities and Swingline Loans will be reallocated among the Lenders (other than the Defaulting Lender) in accordance with their recalculated Commitment Percentages after giving effect to the Defaulting Lender Termination.

(i) Cure. If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender, will, to the extent applicable, purchase such portion of outstanding Revolving Loans of the other Lenders and make such other adjustments as the Administrative Agent may determine to be necessary to cause the interest of the Lenders in the Revolving Loans and Letter of Credit Liabilities to be on a pro rata basis in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender.

(j) No Waiver or Release of Claims. Notwithstanding anything to the contrary set forth herein, no actions taken by the Borrower, the Administrative Agent, the Issuing Bank or any Lender as described in this Section 3.9, and no cure by a Defaulting Lender as described in paragraph (i) above, shall constitute a waiver, release or satisfaction (except, in the case of any such cure, as may be agreed in writing by the affected parties in connection with such cure) of any claim or action that any party hereunder may have as a result of such Lender having been a Defaulting Lender.

Section 3.10. Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Indemnified Taxes or Other Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Administrative Agent for its account or the account of the applicable Lender or the Issuing Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Lender will equal the full amount that the Administrative Agent, the Issuing Bank or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the Issuing Bank or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental Indemnified Taxes or Other Taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be necessary to preserve such exemption to the extent it is legally able to do so or as otherwise reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender,

Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(e) FATCA Compliance. If a payment made to the Issuing Bank or a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if the Issuing Bank or such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Issuing Bank or such Lender, as applicable, shall deliver to the Borrower and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (ii) other documentation reasonably requested by the Borrower and the Administrative Agent, sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that the Issuing Bank or such Lender has complied with such applicable reporting requirements.

(f) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that any Regulatory Change affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation (but in any event without duplication) of the immediately preceding subsection (a), the Borrower shall pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or LIBOR Margin Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or LIBOR Margin Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or its Commitments (other than Excluded Taxes) for any of such LIBOR Loans or LIBOR Margin Loans by the jurisdiction in which such Lender has its principal office or such Lending Office or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder).

(c) Lender’s Suspension of LIBOR Loans and LIBOR Margin Loans. If by reason of any Regulatory Change, any Lender becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans and/or the obligation of a Lender that has outstanding a Bid Rate Quote to make LIBOR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to

Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then the Borrower shall pay to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, (i) the failure of the Administrative Agent, the Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent and (ii) in no event shall the Borrower be liable for any amounts incurred more than 180 days prior to receipt of such notice). The Administrative Agent, the Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section. Absent manifest error, determinations by the Administrative Agent, the Issuing Bank or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith. Amounts payable by the Borrower pursuant to this Section shall be due not later than 10 days after receipt by the Borrower of such certificate.

Section 4.2. Suspension of LIBOR Loans and LIBOR Margin Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR;

(b) the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period; or

(c) any Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Margin Loan;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan and (ii) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder and/or (b) if any Lender that has an outstanding Bid Rate Quote shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended and/or such Lender’s obligation to make LIBOR Margin Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans or LIBOR Margin Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall reasonably determine to be sufficient to compensate such Lender for any loss (excluding lost profits from the Applicable Margin), cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or a Bid Rate Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 5.2. to be satisfied) to borrow a LIBOR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan or a LIBOR Margin Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan or LIBOR Margin Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan or LIBOR Margin Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan or LIBOR Margin Loan for the same period if LIBOR were set on the date on which such LIBOR Loan or LIBOR Margin Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan or LIBOR Margin Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date and (ii) in the case of an Absolute Rate Loan, the sum of such losses (excluding lost profits) and expenses as the Lender or Designated Lender who made such an Absolute Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. The Administrative Agent shall provide the Borrower with a statement in reasonable detail setting forth the basis for requesting such compensation and the method for determining the amount thereof. Reasonable determinations by the Administrative Agent of such compensation shall be conclusive and binding for all purposes. Amounts payable by the Borrower pursuant to this Section shall be due not later than 10 days after receipt by the Borrower of such statement.

Section 4.5. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), 4.2. or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver, to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver then, so long as there does not then exist any Default or Event of Default (other than any Default or Event of Default that is the subject of such waiver), the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4.(j) that have not been repaid, plus (z) any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee or (ii) pay to the Affected Lender the aggregate amounts described in clauses (x), (y) and (z) in full payment of all Obligations due to such Lender, whereupon the Commitment of such Affected Lender shall terminate and such Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except such rights in respect of indemnity and other contingent obligations that by their express terms survive the termination of this Agreement). Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.6. Treatment of Affected Loans.

(a) If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(b) If the obligation of a Lender to make LIBOR Margin Loans shall be suspended pursuant to Section 4.1.(c) or 4.2. and such Lender may not lawfully continue to maintain an existing LIBOR Margin Loan in effect, then the LIBOR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1., 4.2. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined in good faith by such Lender.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes and Bid Rate Notes executed by the Borrower, payable to each applicable Lender (including any Designated Lender, if applicable) (other than any Lender that has requested that it not receive a Revolving Note or Bid Rate Note) and complying with the terms of Section 2.11.(a), and the Swingline Note executed by the Borrower;

(iii) the Guaranty executed by each Guarantor existing as of the Effective Date;

(iv) an opinion of King & Spalding LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank and covering the matters set forth in Exhibit O;

(v) a certificate of incumbency signed by the Secretary or Assistant Secretary of GP Sub with respect to each of the officers of GP Sub authorized to execute and deliver on behalf of the Borrower the Loan Documents to which the Borrower is a party and the officers of the GP Sub then authorized to deliver, on behalf of the Borrower, Notices of Borrowing, Notices of Swingline Borrowings, Bid Rate Quote Requests, Bid Rate Quote Acceptances, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(vi) copies, certified by the Secretary or Assistant Secretary of GP Sub, of (i) the partnership agreement of the Borrower and (ii) all corporate (or comparable) action taken by GP Sub to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;

(vii) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(viii) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party;

(ix) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower (unless otherwise delivered pursuant to clause (v) above), authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(x) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xi) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative

Agent and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid;

(xii) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ended September 30, 2010;

(xiii) a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xiv) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred since December 31, 2009, any circumstance or condition that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited hereunder; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing; and (d) in the case of the issuance of a Letter of Credit or the making of a Swingline Loan, no Lender shall be a Defaulting Lender where such Lender’s Commitment to participate in Letters of Credit and Swingline Loans shall not have been reallocated in full as provided in Section 3.9.(d) or the requirements of Section 2.3.(f) or Section 2.4.(l), as applicable, have not been satisfied with respect to such Defaulting Lender; provided, however, in the case of the issuance of a Letter of Credit, the Issuing Bank may, in its sole and absolute discretion, waive this condition precedent on behalf of itself and all Lenders if cash collateral or other credit support satisfactory to the Issuing Bank has been pledged or otherwise provided to the Administrative Agent for the benefit of the Issuing Bank in respect of such Defaulting Lender’s participation in such Letter of Credit in accordance with Section 2.4.(l). Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V. have been satisfied.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a) Organization; Power; Qualification. Each of PPI, the Borrower, the other Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of each of PPI and the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each Person holding an Equity Interest in such Subsidiary, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary or Significant Subsidiary (or would have constituted a Significant Subsidiary had it not qualified as an Excluded Subsidiary). Except as disclosed in such Schedule, as of the Agreement Date, (A) each of PPI, the Borrower, and their respective Subsidiaries owns free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule and (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of each of PPI and the Borrower, including the correct legal name of such

Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by PPI or the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any material indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(e) Compliance with Law; Governmental Approvals. PPI, the Borrower, each other Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. As of the Agreement Date, Schedule 6.1.(f) sets forth all of the Properties owned or leased by the Borrower, each other Subsidiary and each other Loan Party and, for each such Property, indicates the current occupancy status of such Property, identifies each Eligible Property and each property that is a Multifamily Property, Condominium Property or a Renovation Property and, if such Property is a Renovation Property, the status of completion of such Property. Each of the Borrower, each other Subsidiary and each other Loan Party has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except where any such failure does not have and would not reasonably expected to have a Material Adverse Effect. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of December 31, 2010, a complete and correct listing of all Indebtedness in each case, in excess of $10,000,000 in principal amount, of PPI, the Borrower and their respective Subsidiaries, including without limitation, Guarantees of PPI, the Borrower and their respective Subsidiaries and indicating whether such Indebtedness is Secured Indebtedness or

Unsecured Indebtedness and if such Indebtedness is Secured Indebtedness, a description of all of the property securing such Indebtedness. As of the Agreement Date, no event of default exists with respect to any such Indebtedness. During the period from December 31, 2010 to the Agreement Date, no additional Indebtedness in excess of $10,000,000 has been incurred by PPI, the Borrower and their respective Subsidiaries except as set forth on Schedule 6.1.(g).

(h) Litigation. There are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 6.1.(h) or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter as of the Agreement Date. There are no strikes, slow downs, work stoppages or walkouts or other material labor disputes in progress or threatened relating to PPI, the Borrower, any Subsidiary or any other Loan Party which, in any case, has had or could reasonably be expected to have a Material Adverse Effect.

(i) Taxes. All federal, state and other material tax returns of PPI, the Borrower, each other Subsidiary and each other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, PPI, the Borrower, each other Subsidiary and each other Loan Party and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. or otherwise could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, insofar as is known to the Borrower, none of the United States income tax returns of PPI, the Borrower, any other Subsidiary or any other Loan Party is under audit. All charges, accruals and reserves on the books of PPI, the Borrower, the other Subsidiaries and the other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP, except where the failure to maintain such charges, accruals or reserves could not reasonably be expected to have a Material Adverse Effect.

(j) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of PPI for the fiscal year ending December 31, 2009, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such date, with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of PPI for the fiscal quarter ended September 30, 2010, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of PPI for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of PPI and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of notes thereto). None of PPI, the Borrower or any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.

(k) No Material Adverse Change. Since December 31, 2009, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of PPI, the Borrower, the other Subsidiaries and the other Loan Parties is Solvent.

(l)        ERISA.

(i) Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws, except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of PPI and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all material amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of PPI and the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m) Absence of Defaults. None of PPI, the Borrower, any other Subsidiary or any other Loan Party is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, PPI, the Borrower, any other Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Environmental Laws. Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(o) Investment Company; Etc. None of PPI, the Borrower, any other Subsidiary, or any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p) Margin Stock. None of PPI, the Borrower, any other Subsidiary, or any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(q) Affiliate Transactions. Except as permitted by Section 9.10., none of PPI, the Borrower, any other Subsidiary, or any other Loan Party is a party to any transaction with any Affiliate.

(r) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, in any case where the failure to own or have the right to use such Intellectual Property, or where such conflict, could reasonably be expected to have a Material Adverse Effect. PPI, the Borrower, each other Subsidiary and each other Loan Party have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property, the absence of which in their respective businesses could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by PPI, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property, the absence of which in their respective businesses could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by PPI, the Borrower, any other Subsidiary and any other Loan Party does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of PPI, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(s) Business. As of the Agreement Date, PPI, the Borrower, the other Loan Parties and the other Subsidiaries are principally engaged in the business of owning, acquiring, renovating, developing and managing Multifamily Properties and Condominium Properties, including Mixed-Use Projects, together with other business activities reasonably related or incidental thereto.

(t) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to PPI, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(u) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, PPI, the Borrower or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of PPI, the Borrower or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, PPI, the Borrower or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year end audit adjustments and the absence of notes), the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of PPI, the Borrower or any of their respective Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions set forth therein or otherwise believed to be reasonable based on information then available to the Borrower (it being understood that actual results may vary from such projections, and such projections do not and are not intended to provide any guarantee or assurance that actual results will be consistent with such projections).

(v) Not Plan Assets; No Prohibited Transactions. None of the assets of PPI, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w) OFAC. None of PPI, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) to the knowledge of PPI or the Borrower, derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and none of the Letters of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(x) REIT Status. PPI qualifies as a REIT, has elected to be treated as a REIT under the Internal Revenue Code and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow PPI to maintain its status as a REIT.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of PPI, the Borrower, any other Subsidiary or any other Loan Party to the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent, the Issuing Bank or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or resulting from transactions not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so authorized and qualified, or to maintain such rights, franchises, licenses and privileges, could not reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, and (b) all terms and conditions of all material contracts to which it is a party, in each case where such failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, in each case in the preceding clauses (a) and (b) to the extent required so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

Section 7.4. Conduct of Business.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, engage principally in the respective businesses as described in Section 6.1.(s).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts (giving effect to applicable deductibles and self-insurance retentions) as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP, or (ii) which could not otherwise reasonably be expected to have a Material Adverse Effect.

Section 7.7. Visits and Inspections.

The Borrower shall, and shall cause each other Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Administrative Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Administrative Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Administrative Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of PPI, the Borrower, such other Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees and its independent accountants (provided any discussions with such accountants shall be only after prior written notice to the Borrower and, at the Borrower’s election, with the Borrower’s participation in such discussions) its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the Borrower shall, and shall cause PPI to, as applicable, execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of PPI, the Borrower, any other Subsidiary or any other Loan Party with its accountants, in each case after prior written notice thereof to the Borrower and, at the Borrower’s election, with the Borrower’s participation in such discussions.

Section 7.8. Use of Proceeds.

The Borrower will use the proceeds of Loans only to provide for the general working capital needs of PPI, the Borrower and their respective Subsidiaries and for other general corporate purposes of PPI, the Borrower and their respective Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans and Letters of Credit to purchase PPI’s capital stock and the Borrower’s partnership interests so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System).

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause all of the other Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If PPI, the Borrower, any other Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against PPI, the Borrower, any other Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring PPI, the Borrower, any other Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that PPI, the Borrower, any other Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent and each Lender with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by PPI, the Borrower, any other Subsidiary or any other Loan Party. The Borrower shall, and shall cause the other Subsidiaries and the other Loan Parties to, take promptly all actions reasonably available to it to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Books and Records.

The Borrower shall, and shall cause each of the other Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Guarantors.

(a) Requirement to Become Guarantor. Within 30 days of any Person (other than an Excluded Subsidiary) becoming a Significant Subsidiary after the Agreement Date and at the time as any other Subsidiary guarantees the Borrower’s obligations under the Cash Management Line Agreement, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv), (vii) through (x), and (xiv) of Section 5.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date; provided, however, promptly (and in any event within 30 days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Agreement Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.

(b)        Other Guarantors.

(i) The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent the items required to be delivered under the immediately preceding subsection (a).

(ii) Notwithstanding Section 10.1.(c)(i), if the Borrower determines that it has not satisfied the financial covenant set forth in Section 9.1.(e), but that such financial covenant would have been satisfied if one or more Subsidiaries that were not already Guarantors had become a Guarantor in the manner described in the immediately preceding subsection (b)(i), the Borrower shall on the same day that such determination is first made by the Borrower notify the Administrative Agent in writing of such determination and thereafter shall have a period of 10 Business Days to cause such Subsidiary or Subsidiaries to execute and deliver to the Administrative Agent those items required to be delivered under the immediately preceding subsection (a) for such Subsidiary or Subsidiaries to become a Guarantor. If such items are delivered to the Administrative Agent within such time period, and if the inclusion of such Subsidiary or Subsidiaries as a Guarantor would cause such financial covenant to be satisfied, such financial covenant shall be deemed to have been satisfied, and any resulting non-compliance cured, effective immediately prior to the first date as to which such non-compliance would have otherwise occurred, such that no Event of Default shall be deemed to have arisen therefrom.

(c) Release of a Guarantor. Except for PPI, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor ceases to be a Subsidiary of the Borrower in a transaction not prohibited by Section 9.7., or such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or such Guarantor is not, or simultaneously with its release from the Guaranty will cease to be, a Significant Subsidiary or has obtained a loan secured by a mortgage on its principal Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representation and warranty set forth in Section 6.1.(k) shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.

The Borrower shall cause PPI to maintain at all times its status as a REIT under the Internal Revenue Code.

Section 7.14. Exchange Listing.

The Borrower shall cause PPI to maintain at least one class of common shares of PPI having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.

Not less than 5 Business Days after the same are available (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower as at the end of such period and the related unaudited consolidated statements of income, equity and cash flows of the Borrower for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Borrower as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

Not less than 5 Business Days after the same are available (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the Borrower for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly in all material respects, in accordance with GAAP , the consolidated financial position of the Borrower as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing acceptable to the

Administrative Agent, whose report shall be unqualified as to scope of its audit and not subject to a “going concern” or like qualification or exception.

Section 8.3. Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., and if the Requisite Lenders reasonably believe that an Event of Default specified in Sections 10.1.(a), 10.1. (b) and 10.1. (f) of this Agreement or Default under Section 10.1(g) may occur, then within 10 days of the Administrative Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit P (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower: (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year or other fiscal period, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Sections 9.1. and 9.4.; and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Each Compliance Certificate shall be accompanied by a reasonably detailed list of all assets included in calculations of Gross Asset Value.

Section 8.4. Additional Quarterly and Annual Information.

Together with any Compliance Certificate delivered with financial statements furnished pursuant to Sections 8.1. and 8.2., the Borrower shall provide the Administrative Agent with the following financial information certified by the chief financial officer or chief accounting officer of Borrower: (a) a statement of Funds From Operations of the Borrower for such fiscal quarter; (b) a list of capital expenditures during such fiscal quarter; (c) a report of Properties acquired during such fiscal quarter, including the Net Operating Income of such Properties for such fiscal quarter, the cost of such Properties and the mortgage debt of such Properties, if any, at the end of such fiscal quarter; (d) a statement of Properties sold during such fiscal quarter and the sales price; and (e) a breakdown of Net Operating Income by Property for the four quarter period then ended, including total revenues, expenses and Occupancy Rate.

Section 8.5. Other Information.

(a) Management Reports. Promptly upon receipt thereof, copies of all material management reports, if any, submitted to PPI or its Board of Directors by its independent public accountants, and reporting on matters that could reasonably be expected to have a Material Adverse Effect;

(b) Securities Filings. Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which PPI, the Borrower, any other Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Shareholder Information. Promptly upon the mailing thereof to the shareholders of PPI or the partners of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by PPI, the Borrower, any other Subsidiary or any other Loan Party;

(d) ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) Litigation; Audits. To the extent PPI, the Borrower, any other Subsidiary or any other Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(f) Modification of Organizational Documents. A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of PPI, the Borrower or any other Loan Party, which amendment could reasonably be expected to have a material adverse effect on such Person’s ability to perform or comply with its obligations under the Loan Documents, promptly upon, and in any event within 15 Business Days of, the effectiveness thereof;

(g) Change of Management or Financial Condition. Prompt notice of any change in the senior management of PPI, the Borrower or any other Loan Party and any change in the business, financial condition, operations or properties of PPI, the Borrower, any other Subsidiary or any other Loan Party, which in the case of any of the foregoing changes has had or could reasonably be expected to have Material Adverse Effect;

(h) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of PPI, the Borrower or any other Loan Party obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by PPI, the Borrower, any other Subsidiary or any other Loan Party under any contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound and where such default or event of default could be reasonably expected to have a Material Adverse Effect;

(i) Judgments. Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective properties or assets;

(j) Notice of Violations of Law. Prompt notice if PPI, the Borrower, any other Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(k) Significant Subsidiary. Prompt notice of any Person becoming a Significant Subsidiary;

(l) Cash Flow Forecast. With reasonable promptness after the request of the Administrative Agent, a cash flow forecast of the Borrower and its Subsidiaries for the 8 quarters immediately succeeding the date of such request, set forth on a quarterly basis and otherwise in form and scope reasonably satisfactory to the Administrative Agent;

(m) Change in Credit Rating. Promptly upon becoming aware of any change in the Borrower’s Credit Rating, a notice stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n) Ownership Share. Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Non-Wholly Owned Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and scope reasonably satisfactory to the Administrative Agent; and

(o) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of PPI, the Borrower, any other Subsidiary, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 8.6. Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. except to the extent otherwise agreed by the Administrative Agent or the Issuing Bank, as the case may be, and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. In addition, the Borrower may deliver information required to be delivered pursuant to Sections 8.1., 8.2., and 8.5.(b) and (c) by posting any such information to the Borrower’s internet website (as of the Agreement Date, www.postproperties.com). Any such information provided in such manner shall be deemed to have been delivered to the Administrative Agent or a Lender only if such information is publicly available without charge on such website. If for any reason, such information was not generally available to the Administrative Agent or such Lender from such website, then the Administrative Agent or such Lender, as applicable, shall not be deemed to have received such information. In addition to any manner permitted by Section 12.1., the Borrower may notify the Administrative Agent or a Lender that information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent or such Lender, as applicable. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website, and except in the case of information required to be delivered pursuant to Sections 8.1., 8.2., and 8.5.(b) and (c), the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies or electronic copies in portable document format (or other comparable format) of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents (including the certificate required by Section 8.3.) to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.7. Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. In the event any such Information Materials are not so designated, such Information Materials shall be treated as “Private Information” until such time as the Borrower advises the Administrative Agent to the contrary.

Section 8.8. USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Gross Asset Value to exceed 0.60 to 1.00 at any time.

(b) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ending to (ii) Fixed Charges of the Borrower and its Subsidiaries for such period, to be less than 1.50 to 1.00.

(c) Secured Indebtedness Ratio. The Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) Gross Asset Value to exceed 0.40 to 1.00 at any time; provided, however, that if such ratio is greater than 0.40 to 1.00 but is not greater than 0.45 to 1.00, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (i) such ratio does not exceed 0.40 to 1.00 for a period of more than four consecutive fiscal quarters and (ii) such ratio has not exceeded 0.40 to 1.00 at any other time during the term of this Agreement.

(d) Minimum Tangible Net Worth. The Borrower shall not permit Tangible Net Worth at any time to be less than (i) $1,000,000,000.00 plus (ii) 85% of the Net Proceeds of all Equity Issuances effected at any time after the Agreement Date by PPI (to the extent the net proceeds thereof are contributed to the Borrower), the Borrower or any other Subsidiary to any Person other than PPI, the Borrower or any other Subsidiary.

(e) Gross Asset Value of Borrower and Guarantors. The Borrower shall not permit the ratio of (i) Gross Asset Value attributable only to the Borrower and the other Guarantors to (ii) Gross Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries, Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, to be less than 0.80 to 1.00 (subject to Section 7.12(b)(ii)).

(f) Unencumbered Yield. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted Net Operating Income for the period of four consecutive fiscal quarters most recently ended to (ii) Unsecured Indebtedness as of the last day of such period, to be less than 0.115 to 1.000.

(g) Unencumbered Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted Net Operating Income for the period of four consecutive fiscal quarters most recently ended to (ii) Unsecured Interest Expense for such period, to be less than 2.00 to 1.00.

Section 9.2. Restricted Payments.

The Borrower shall not, and shall not permit any other Subsidiary or other than Loan Party to, declare or make any Restricted Payment while a Specified Event of Default shall exist; provided, however, that Subsidiaries may make Restricted Payments to PPI, the Borrower or any other Subsidiary at any time.

Section 9.3. Indebtedness.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, an Event of Default is or would be in existence, including without limitation, an Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4. Certain Permitted Investments.

(a) Subject to the immediately following subsection (c), the Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party, to make any Investment in or otherwise own the following items (whether through PPI, the Borrower, any other Subsidiary or any other Loan Party) which would cause the aggregate value of such holdings of PPI, the Borrower, the other Subsidiaries and the other Loan Parties in the following items (without duplication) to exceed the following percentages of Gross Asset Value at any time:

(i) Unimproved Land, such that the value of all such Unimproved Land exceeds 7.50% of Gross Asset Value;

(ii) Equity Interests in Persons that are listed and actively traded on a national securities exchange, such that the aggregate value of such Equity Interests exceeds 5.0% of Gross Asset Value;

(iii) Non-Multifamily Properties (other than Condominium Properties), such that the aggregate value of all such Non-Multifamily Properties exceeds 5.0% of Gross Asset Value;

(iv) Notes Receivable, such that the aggregate value of such Notes Receivable exceeds 10.0% of Gross Asset Value;

(v) Unconsolidated Affiliates, such that the aggregate value of all Investments in such Unconsolidated Affiliates exceeds 15.0% of Gross Asset Value; and

(vi) Development Properties (excluding Condominium Properties being developed on a “ground up” basis and Unimproved Land), such that the Total Budgeted Cost of all such Development Properties exceeds 25.0% of Gross Asset Value.

In addition to the foregoing limitations, the aggregate value of the items described in clauses (i), (ii), (iii) (iv) and (vi) shall not exceed 30.0% of Gross Asset Value at any time.

(b) For the purposes of this Section, (A) Investments in Development Properties shall be valued based on the Total Budgeted Costs for such Development Properties, (B) Investments in the items described in clauses (i) through (v) of subsection (a) shall be valued in the manner described for such items in the definition of Gross Asset Value, (C) Investments in any of items (i) through (vi) of subsection (a) above held by a Non-Wholly Owned Subsidiary shall be valued based on the respective Ownership Shares of such items owned by PPI, the Borrower and its Wholly Owned Subsidiaries, (D) the Investment in any Unconsolidated Affiliate will equal PPI’s, the Borrower’s and their respective Wholly Owned Subsidiaries’ Ownership Shares of (x) the value of the assets described in clauses (i) through (v) of subsection (a) above held by such Unconsolidated Affiliates valued in the manner described for such items in the definition of Gross Asset Value and (y) Total Budgeted Cost for such Unconsolidated Affiliate’s Development Properties, and (E) Investments in any of the above items (i) through (vi) of subsection (a) above held as part of a Mixed-Use Project shall be valued after excluding the value attributable to the Excluded Portion of such Mixed-Use Project.

(c) Notwithstanding the immediately preceding clause (a), the Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, make Investments in Condominium Properties; provided, that the limitations of this subsection shall not apply to (i) the existing Investments of PPI, the Borrower, the other Subsidiaries and the other Loan Parties in The Ritz Carlton Residences located in Atlanta, Georgia and the Four Seasons Private Residences located in Austin, Texas or (ii) Investments in a Mixed-Use Project where the total units attributable to residential condominium units represent less than 25.0% of total units of such Mixed-Use Project.

Section 9.5. Investments Generally.

The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Schedule 6.1.(b);

(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Significant Subsidiary, and is not an Excluded Subsidiary, the terms and conditions set forth in Section 7.12. are satisfied;

(c) Investments permitted under Section 9.4.;

(d) Investments in Cash Equivalents;

(e) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.3.;

(f) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g) any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence.

Section 9.6. Liens, Negative Pledges; Other Matters.

(a) The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge, except for a Negative Pledge contained (i) in any agreement (x) evidencing Indebtedness which PPI and the Borrower, such other Subsidiary or such other Loan Party, may create, incur, assume, or permit or suffer to exist under Section 9.3., (y) which Indebtedness is secured by a Lien permitted to exist, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) leases and other agreements restricting the assignment, sublease, or pledge thereof; (iii) the organizational documents and financing agreements applicable solely to any Subsidiary that is participating in a structured finance arrangement as a “bankruptcy remote” Subsidiary; (iv) the organizational documents or other agreements binding on any Excluded Subsidiary or any Non-Wholly Owned Subsidiary; (v) in any agreements evidencing or governing Unsecured Indebtedness otherwise permitted by Section 9.3. in a principal amount not less than $25,000,000; or (vi) any agreements more particularly described on Schedule 9.6.(b) and any extensions, renewals, refinancings, or replacements of such agreements.

(c) The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary, except for any such encumbrances or restrictions (A) imposed by Applicable Law, (B) contained in agreements relating to the sale of a Subsidiary or assets pending such sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Sections 9.3. and 9.6., provided that in any such case the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (C) set forth in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary or any Non-Wholly Owned Subsidiary, (D) contained in the organizational documents or financing agreements of any Subsidiary that is participating in a structured finance arrangement as a “bankruptcy remote” Subsidiary, (E) contained in the agreements described on Schedule 9.6.(c) and any renewals, extensions, refinancings, or replacements of any such agreements or (F) contained in this Agreement or in the Cash Management Line Agreement.

Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, (i) enter into any transaction of merger or consolidation; (ii) liquidate or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole whether now owned or hereafter acquired; provided, however, that:

(a) any of the actions described in the immediately preceding clauses (i) and (ii) may be taken with respect to any Subsidiary that is not also a Loan Party so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence;

(b) any Person may merge with and into PPI, the Borrower or another Loan Party, as the case may be, so long as (i) PPI, the Borrower or the other Loan Party, as the case may be, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence, and (iii) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the consolidation or merger of a Subsidiary (other than the Borrower) with and into PPI, the Borrower or another Loan Party); and

(c) PPI, the Borrower and each of their respective Subsidiaries may convey, sell, lease, sublease, transfer or otherwise dispose of assets among themselves; and

(d) any Subsidiary may liquidate or dissolve itself so long as any assets of such Subsidiary are distributed or otherwise transferred or conveyed to another Subsidiary.

Section 9.8. Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.9. Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, permit to exist or enter into, any material transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (excluding any other Loan Parties or any other Subsidiaries), except transactions (a) pursuant to the reasonable requirements of the business of PPI, the Borrower or any of their Subsidiaries and upon fair and reasonable terms which are not less favorable in any material respect to PPI, the Borrower or such Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) described on Schedule 9.10.

Section 9.11. Plans.

The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.12. Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by PPI, the Borrower, any such Loan Party or any such Subsidiary in furtherance of their respective business purposes as provided herein and not for speculative purposes.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document or the Fee Letter, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in clause (i) of Section 8.5.(h) or in Article IX.; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (c)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or made or deemed made by, or on behalf of or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross-Default.

(i) The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due, within any applicable cure period, the principal of, or interest on, (A) any Indebtedness (other than the Loans and any Nonrecourse Indebtedness) having an aggregate outstanding amount of $20,000,000 or more (such Indebtedness described in this clause (A), “Material Recourse Indebtedness”) or (B) any Nonrecourse Indebtedness having an aggregate outstanding principal amount of $40,000,000 or more (such Nonrecourse Indebtedness described in this clause (B), “Material Nonrecourse Indebtedness”; and together with the Material Recourse Indebtedness, the “Material Indebtedness”); or

(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) Any other event shall have occurred and be continuing which permits any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv) as a result of the failure of PPI, the Borrower, any other Loan Party or any other Subsidiary to perform or observe any term, covenant, condition or agreement contained in any Derivatives Contract to which it is a party, such Derivatives Contract is terminated by the counterparty thereof as a result of such failure and the Derivatives Termination Value owed by such Person as a result thereof is $20,000,000 or more.

(f) Voluntary Bankruptcy Proceeding. PPI, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (g); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against PPI, the Borrower, any other Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against PPI, the Borrower, such Material Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against PPI, the Borrower, any other Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order exceeds, individually or together with all other such outstanding judgments or orders (exclusive of amounts subject to insurance coverage or to reimbursement or indemnity payments from a surety or other creditworthy party) entered against PPI, the Borrower, the other Subsidiaries and the other Loan Parties, $20,000,000 at any one time outstanding or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment is reasonably expected to have a Material Adverse Effect.

(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of PPI, the Borrower, any other Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $20,000,000 in amount, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $20,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $20,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(m) Change of Control. There shall occur a Change of Control.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments, the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(g), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.

None of the Administrative Agent, the Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b) payments of interest on Swingline Loans;

(c) payments of interest on all other Loans and Reimbursement Obligations to be applied for the ratable benefit of the Lenders and the Issuing Bank;

(d) payments of principal of Swingline Loans;

(e) payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders and the Issuing Bank; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(f) amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.7. and 12.10.;

(g) payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6. Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and, subject to Section 10.6.(e), retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 5 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities then due and owing at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7. Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or any other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.8. Rights Cumulative.

The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement, each of the other Loan Documents and the Fee Letter shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank and the Lenders may be selective and no failure or delay by the Administrative Agent, the Issuing Bank or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the

Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Issuing Bank in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.3. Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Wells Fargo as Lender.

Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as the case may be, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank or the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower and any other Loan Party for services in connection with this Agreement, or otherwise without having to account for the same to the Issuing Bank or the other Lenders. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Except with respect to items described in Section 12.7.(c) that require the consent by each of the Lenders directly and adversely affected thereby, unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 11.7. Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. The appointment of any successor Administrative Agent by the Requisite Lenders or by the Administrative Agent shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Administrative Agent). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.

Each of the Arrangers, the Syndication Agent and the Documentation Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.6.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Post Apartment Homes, L.P. One Riverside 4401 Northside Parkway, Suite 800 Atlanta, Georgia 30327-3057
Attention:	Christopher J. Papa, Executive Vice President and Chief Financial Officer
Telephone:	(404) 846-5028
Telecopier:	(404) 504-9388

If to the Administrative Agent (other than notices under Article II):

Wells Fargo Bank, National Association 2859 Paces Ferry Road, Suite 1200 Atlanta, Georgia 30339
Attention:	Loan Administration Manager
Telecopier:	770-435-2262
Telephone:	770-319-3800

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association Charlotte Loan Center-Agency Services 1525 West WT Harris Blvd Charlotte, North Carolina 28262
Attention:	Disbursement Center
Telecopier:	704-715-0017
Telephone:	704-590-2756

If to the Issuing Bank:

Wells Fargo Bank, National Association

2859 Paces Ferry Road, Suite 1200

Atlanta, Georgia 30339

Attn: Loan Administration Manager

Telecopier: 770-435-2262

Telephone: 770-319-3800

If to any other Lender:

To such Lender’s mailing address or telecopy number or email address as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.6. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and costs and expenses of the Administrative Agent in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their costs and expenses incurred in connection with the “workout”, enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable fees and disbursements of counsel to the Administrative Agent, the Issuing

Bank and any Lender actually incurred and paid by such Person in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR

PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS OR THE FEE LETTER.

(b) EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA AND, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS OR THE FEE LETTER. THE BORROWER, THE ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment or an Affiliate of such a Lender; and

(C) the consent of the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.

(iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described Section 12.7.(c) that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower of the sale of any participation hereunder.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10. as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.2. after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated

Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.7. and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $3,500.

Section 12.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Certain Requisite Lender Consents. Notwithstanding the foregoing, no amendment or waiver shall, unless in writing, and signed by Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities, amend or waive the provisions of Section 10.1.(m) (including any Default or Event of Default resulting under such Section).

(c) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or by Administrative Agent at the written direction of such Lender), do any of the following:

(i) increase the Commitment of such Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6. and any increases contemplated under Section 2.16.) or subject such Lender to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lender (other than as a result of a waiver of the applicability of the Post-Default Rate);

(iii) reduce the amount of any Fees payable to such Lender hereunder;

(iv) modify the definition of “Termination Date” (except in accordance with Section 2.13.) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to such Lender or extend the expiration date of any Letter of Credit beyond the Termination Date (except as permitted under Section 2.4.(b)) or, with respect to any Letter of Credit having an expiration date beyond the Termination Date as permitted by Section 2.4.(b), extend the expiration date of such Letter of Credit;

(v) modify the definitions of “Commitment Percentage” or “Pro Rata Share” (excluding as a result of any change in the aggregate amount of Commitments permitted under Sections 2.16., 3.9.(g) or 4.5.) or amend or otherwise modify the provisions of Section 3.2.;

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.12.(c);

(ix) waive a Default or Event of Default under Section 10.1.(a) or (b); or

(x) amend, or waive the Borrower’s compliance with, Section 2.15.

(d) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the

Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.8. Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.9. Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to PPI, the Borrower and any other Loan Party and their respective obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower except where the Administrative Agent or such Lender has reason to believe in the exercise of its good faith judgment that the source of such confidential information breached a confidentiality obligation in disclosing such Information; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or

Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate; provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information shall be assumed to be confidential and Private Information unless clearly identified at the time of delivery as Public Information or not confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, all of the Affiliates of each of the Administrative Agent, the Issuing Bank or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or reasonable out-of-pocket expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party or material breach of such Indemnified Party’s contractual obligations to the Borrower under this Agreement, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) Promptly after receipt by an Indemnified Party of written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, such Indemnified Party will notify the Borrower thereof, provided that the failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Agreement or any of the other Loan Documents. Thereafter, such Indemnified Party and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. In case any such Indemnified Party receives written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, and it notifies the Borrower thereof, the Borrower will be entitled to participate in the defense thereof, and to the extent that the Borrower may elect by notice delivered to such Indemnified Party promptly after receiving aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to the Indemnified Party; provided that if the parties against whom any loss, claim, damage or liability arises include both the Indemnified Party and the Borrower, and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the Borrower and may conflict therewith, such Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such loss, claims, damage or liability on behalf of such Indemnified Party or Parties. Upon receipt of notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense of such loss, claim, damage or liability and approval of counsel by such Indemnified Party, the Borrower shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) such Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the Borrower shall not have employed and continue to employ counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party, or (iii) the Borrower shall have approved the employment of counsel for such Indemnified Party at the Borrower’s expense.

(e) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(f) Subject to the immediately preceding subsection (d), an Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(g) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(h) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.11. Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated or expired, (b) all Letters of Credit have terminated, been cancelled or have expired (other than Letters of Credit the expiration dates of which extend beyond the Termination Date as permitted under Section 2.4.(b) and in respect of which the Borrower has satisfied the requirements of such Section or been cancelled), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full; provided, however, if on the Termination Date or any other date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to the Borrower and the Administrative Agent with respect to Letters of Credit, including without limitation, the terms of Section 2.14. and the Borrower’s reimbursement obligations under Section 2.4.(d), shall remain in effect until all such Letters of Credit have expired, have been cancelled or have otherwise terminated. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.7., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16. Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists contrary to such prohibition.

Section 12.17. Limitation of Liability.

None of the Administrative Agent, the Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of the Administrative Agent’s, the Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this

Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18. Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19. Construction.

The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 12.20. Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21. NO NOVATION.

THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section 12.22. Margin Stock.

Each of the Lenders and the Issuing Bank confirms that it in good faith has not relied upon any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) as direct or indirect collateral in extending or maintaining any credit provided by it under this Agreement or any other Loan Document.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole general partner

By:	/s/ Christopher J. Papa
	Name:	Christopher J. Papa
	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Swingline Lender and as a Lender

By:	/s/ Andrew W. Hussion
	Name:	Andrew W. Hussion
	Title:	Asst Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brendan M. Poe
	Name:	Brendan M. Poe
	Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Chad McMasters

Name:	Chad McMasters

Title:	SVP

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William G. Karl

Name:	William G. Karl

Title:	General Manager

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Randall Rinderknecht

Name:	Randall Rinderknecht

Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

SUNTRUST BANK

By:	/s/ W. John Wendler

Name:	W. John Wendler

Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

UNION BANK, N.A.

By:	/s/ Andrew Romanosky

Name:	Andrew Romanosky
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amended and Restated Credit Agreement

with Post Apartment Homes, L.P.]

THE NORTHERN TRUST COMPANY

By:	/s/ Carol B. Conklin

Name:	Carol B. Conklin

Title:	Senior Vice President

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$50,000,000.00
JPMorgan Chase Bank, N.A.	$50,000,000.00
PNC Bank, National Association	$40,000,000.00
Sumitomo Mitsui Banking Corporation	$40,000,000.00
U.S. Bank National Association	$40,000,000.00
SunTrust Bank	$35,000,000.00
Union Bank, N.A.	$35,000,000.00
The Northern Trust Company	$10,000,000.00
TOTAL	$300,000,000.00

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Post Apartment Homes, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated as of January 21, 2011 among Post Apartment Homes, L.P., the Lenders parties thereto, Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent, and the other agents parties thereto, as the same may be amended, restated, supplemented or otherwise modified on or prior to the date of this Assignment and Assumption.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%

[7.	Trade Date:	][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the assignment amount is to be determined as of Trade Date.
[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

[Consented to and]13 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][1][4]

POST APARTMENT HOMES, L.P.
By: Post GP Holdings, Inc.,
its sole General Partner

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	Include signature of the Borrower only if required under Section 12.6(b) of the Credit Agreement.

ANNEX 1

[                     ]15

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2., as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in

[15]	Describe Credit Agreement at option of Administrative Agent.

taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BID RATE NOTE

January 21, 2011

FOR VALUE RECEIVED, the undersigned, Post Apartment Homes, L.P. a Georgia limited partnership (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), in care of Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of Bid Rate Loans made by the Lender to the Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity date of each Bid Rate Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Bid Rate Loans made by the Lender.

This Note is one of the “Bid Rate Notes” referred to in the Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and evidences Bid Rate Loans made by the Lender thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.6. of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

THIS NOTE SHALL NOT BE CONSTRUED TO BE A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH ANY NOTE ISSUED UNDER (AND AS DEFINED IN) THE EXISTING CREDIT AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Bid Rate Note under seal as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc.,
its sole General Partner

By:

Name:

Title:

SCHEDULE OF BID RATE LOANS

This Note evidences Bid Rate Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT C

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of             ,          (the “Agreement”) by and among                      (the “Designating Lender”),                      (the “Designated Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Designating Lender is a Lender under that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto;

WHEREAS, pursuant to Section 12.6.(h) of the Credit Agreement, the Designating Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Designation. Subject to the terms and conditions of this Agreement, the Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Designating Lender pursuant to Section 2.2. of the Credit Agreement. Any assignment by the Designating Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender. The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

Section 2. Designating Lender Not Discharged. Notwithstanding the designation of the Designated Lender hereunder, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 11.7. of the Credit Agreement and any sums otherwise payable to the Borrower by the Designated Lender.

Section 3. No Representations by Designating Lender. The Designating Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of PPI, the Borrower, any Subsidiary or any other Loan Party or the performance or observance by PPI, the Borrower or any other Loan Party of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.

Section 4. Representations and Covenants of Designated Lender. The Designated Lender makes and confirms to the Administrative Agent, the Designating Lender, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement. Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on such financial statements and such other documents and information, made its own credit analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender. The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Borrower, any Subsidiary or any other Loan Party or to notify the Designated Lender of any Default or Event of Default.

Section 5. Appointment of Designating Lender as Attorney-In-Fact. The Designated Lender hereby appoints the Designating Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Designating Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Designating Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender. The Borrower, each Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

Section 6. Acceptance by the Administrative Agent. Following the execution of this Agreement by the Designating Lender and the Designated Lender, the Designating Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the date of such acceptance or such other date as may be specified on the signature page hereof (the “Effective Date”).

Section 7. Effect of Designation. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.2. of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable. Notwithstanding the foregoing, the Designating Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designated Lender and the Designating Lender with respect to the Credit Agreement.

Section 8. Indemnification of Designated Lender. The Designating Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Designating Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

Section 9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

Effective Date:

DESIGNATING LENDER:

[Name of Designating Lender]

By:
Name:
Title:

Designated Lender:

[Name of Designated Lender]

By:
Name:
Title:

Accepted as of the date first written above.

Administrative Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY dated as of January 21, 2011 (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), successor in interest to Wachovia Bank, National Association, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Post Apartment Homes, L.P. (the “Borrower”), the Administrative Agent, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo, in its capacity as Issuing Bank and Swingline Lender (the Administrative Agent, the Lenders, the Swingline Lender, and the Issuing Bank, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”) and the other parties thereto.

WHEREAS, pursuant to the Credit Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, certain Guarantors previously executed and delivered to the Administrative Agent that certain Guaranty dated as of April 28, 2006 (as amended and in effect immediately prior to the date hereof, the “Existing Guaranty”);

WHEREAS, the Borrower, each Guarantor and the Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, the amendment and restatement of the Existing Guaranty effected by each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the other Guarantied Parties’ making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees that the Existing Guaranty is amended and restated in its entirety as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to the Administrative Agent or any other Guarantied Party under or in connection with the Credit Agreement and any other Loan Document to which the Borrower or such other Loan Party is a party, including without limitation, the repayment of all principal of the Revolving Loans, Bid Rate Loans, Swingline Loans and the Reimbursement Obligations, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to the Administrative Agent or any other Guarantied Party thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)(i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which any at any time be available to or be asserted by the Borrower, any other Loan party or any other Person against the Administrative Agent or any other Guarantied Party;

(k) any change in corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any other Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full or release or termination of the obligations of any Guarantor hereunder as provided by the terms of the Credit Agreement).

Section 4. Action with Respect to Guarantied Obligations. The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants that which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any one of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes, subject to Section 3.10. of the Credit Agreement), and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding, subject to Section 3.10. of the Credit Agreement, such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, the Issuing Bank or a Participant subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, or such Participant or any affiliate of the Administrative Agent, the Issuing Bank, or such Lender to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If a Specified Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents. For purposes of this Section, the following terms have the indicated meanings:

(a) “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

(b) “Ratable Share” means, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(c) “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

Section 16. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 18. WAIVER OF JURY TRIAL.

(a) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(B) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(C) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 19. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Credit Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 20. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 21. Termination. This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 22. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 23. Joint and Several Obligations. The Obligations of the Guarantors hereunder shall be joint and several, and accordingly, each guarantor confirms that it is liable for the full amount of the “Guarantied Obligations” and all of the obligations and liabilities of each of the other Guarantors hereunder.

Section 24. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 12.7 of the Credit Agreement.

Section 25. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 26. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 27. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 28. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 29. Limitation of Liability. Neither the Administrative Agent nor any other Guarantied Party, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the Administrative Agent’s or any other Guarantied Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by hereby or thereby.

Section 30. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.6 of the Credit Agreement.

Section 31.         Definitions. (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 32. Novation. THIS AGREEMENT SHALL NOT BE CONSTRUED TO BE A NOVATION OF ANY OF THE OBLIGATIONS OF ANY GUARANTOR UNDER OR IN CONNECTION WITH THE EXISTING GUARANTY AS DEFINED ABOVE.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Amended and Restated Guaranty as of the date and year first written above.

[GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o Post Apartment Homes, L.P.

___________________
___________________

Attention:	____________________
Telecopier:	()___________________
Telephone:	()___________________

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, Successor by merger to Wachovia Bank, National Association, in its capacity as Administrative Agent

By:
Name:
Title:

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of            ,         , executed and delivered by                     , a                      (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Administrative Agent, Wells Fargo, in its capacity as Issuing Bank and Swingline Lender (the Administrative Agent, the Lenders, the Swingline Lender, and the Issuing Bank, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”), and the other parties thereto.

WHEREAS, pursuant to the Credit Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the other Guarantied Parties continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Amended and Restated Guaranty dated as of January 21, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Post Apartment Homes, L.P.

Attention:
Telecopier:	()
Telephone:	()

Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF BORROWING

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $ .

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on , 20 .

3.	The Borrower hereby requests that the requested Revolving Loans all be of the following Type:

[Check one box only]

☐ Base Rate Loans

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 month

	☐	3 months

	☐	6 months

4.	The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by wire transfer in immediately available funds to:

[insert wire instructions for Borrower’s account].

E-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Credit Agreement) at the time such Revolving Loans are made.

If notice of the requested borrowing of Revolving Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc.,
its sole General Partner

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF CONTINUATION

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The proposed date of such Continuation is , 20 .

2.	The aggregate principal amount of Loans subject to the requested Continuation is $ and was originally borrowed by the Borrower on , 20 .

3.	The portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period for each of the Loans subject to such Continuation ends on , 20 .

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

F-1

[Check one box only]	☐	1 month
	☐	3 months
	☐	6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc.,
its sole General Partner

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF NOTICE OF CONVERSION

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The proposed date of such Conversion is , 20 .

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans

3.	The aggregate principal amount of Loans subject to the requested Conversion is $ and was originally borrowed by the Borrower on , 20 .

4.	The portion of such principal amount subject to such Conversion is $ .

G-1

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans, each with an initial Interest Period for a duration of:

	[Check one box only]	☐	1 month
		☐	3 months
		☐	6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders that, in the case of any Conversion of Base Rate Loans to LIBOR Loans, as of the date hereof and as of the date of such requested Conversion and after giving effect thereto, no Default or Event of Default exists or will exist.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc.,
its sole General Partner

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF NOTICE OF SWINGLINE BORROWING

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.3.(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $ .

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on , 20 .

3.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by , 20 .

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or shall exist, and none of the limits specified in Section 2.3.(a) would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

H-1

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.3.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc.,
its sole General Partner

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Post Apartment Homes, L.P. (the “Borrower”) hereby unconditionally promises to pay to the order of                      (the “Lender”), in care of Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of                      AND     /100 DOLLARS ($        ), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement (as defined herein).

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Revolving Note is one of the “Revolving Notes” referred to in the Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

I-1

THIS NOTE SHALL NOT BE CONSTRUED TO BE A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH ANY NOTE ISSUED UNDER (AND AS DEFINED IN) THE EXISTING CREDIT AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:
Name:
Title:

I-2

EXHIBIT J

FORM OF SWINGLINE NOTE

$40,000,000	January 21, 2011

FOR VALUE RECEIVED, the undersigned, Post Apartment Homes, L.P. (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) to its address at 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of FORTY MILLION AND NO/100 DOLLARS ($40,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Note is the “Swingline Note” referred to in the Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

THIS NOTE SHALL NOT BE CONSTRUED TO BE A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE

SWINGLINE NOTE ISSUED UNDER (AND AS DEFINED IN) THE EXISTING CREDIT AGREEMENT.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT K

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐ NEW ☐ REPLACE PREVIOUS DESIGNATION ☐ ADD ☐ CHANGE ☐ DELETE LINE NUMBER

The following representatives of Post Apartment Homes, L.P. (“Borrower”) are authorized to request the disbursement of proceeds of all Loans and initiate funds transfers for Loan Number 1003327 assigned to the unsecured revolving credit facility evidenced by the Second Amended and Restated Credit Agreement dated January 21, 2011 among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto. The Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount1
1.
2.
3.
4.
5.

[Continued on next page]

Beneficiary Bank and Account Holder Information

1.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

2.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:
3.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

1 Maximum Wire Amount may not exceed the Loan Amount.

Date: , 20

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:
Name:
Title:

EXHIBIT L

FORM OF BID RATE QUOTE REQUEST

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	The Borrower hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings:

Borrowing Date	Amount[1]	Type[2]	Interest Period[3]
, 20	$		days

2.	The Borrower’s Credit Rating, as applicable, as of the date hereof is:

S&P
Moody’s

3.	After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $ .

4.	The Lender shall specify whether any requested Absolute Rate Borrowings may be prepaid without premium or penalty or, if not, the basis of any such premium or penalty.

[1]	Minimum amount of $3,000,000 or larger multiple of $1,000,000.
[2]	Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).
[3]	Must be between 7 and 270 days.

L-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.2.(b) would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event, not prohibited under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Request as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:
Name:
Title:

L-2

EXHIBIT M

FORM OF BID RATE QUOTE

            , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

In response to the Borrower’s Bid Rate Quote Request dated             , 20    , the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.	Quoting Lender:

2.	Person to contact at quoting Lender:

3.	The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

Borrowing Date	Amount[1]	Type[2]	Interest Period[3]	Bid Rate
, 20__	$		days	%
, 20__	$		days	%

[1]	Minimum amount of $3,000,000 or larger multiple of $1,000,000.
[2]	Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).
[3]	Must be between 7 and 270 days.

M-1

, 20	$	days	%

4. For any Absolute Rate Loan, the basis for any prepayment penalty or premium to be due in respect of any prepayment.

The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

[NAME OF QUOTING LENDER]

By:
Name:
Title:

M-2

EXHIBIT N

FORM OF BID RATE QUOTE ACCEPTANCE

             , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Borrower hereby accepts the following offer(s) of Bid Rate Quotes to be made available to the Borrower on             ,         :

Quote Date	Quoting Lender	Type	Amount Accepted
, 20			$
, 20			$
, 20			$

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.2(e) would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Credit Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made.

N-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Acceptance as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:
Name:
Title:

N-2

EXHIBIT O

FORM OF OPINION OF COUNSEL

[See Attached]

O-1

EXHIBIT P

FORM OF COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, successor in interest to Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies (in his/her capacity as an officer of GP Sub on behalf of the Borrower and not in his/her individual capacity) to the Administrative Agent and the Lenders as follows:

1. The undersigned is the chief financial officer or chief accounting officer of the Borrower.

2. The undersigned has examined the books and records of the Loan Parties and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

3. To the best of such officer’s knowledge, information and belief after due inquiry, no Default or Event of Default exists as of the date of this Compliance Certificate [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

4. Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not PPI, the Borrower and the Subsidiaries were in compliance with the covenants contained in Sections 9.1. and 9.4 of the Credit Agreement.

5. Attached hereto as Schedule 2 is a report setting forth a statement of Funds From Operations for the fiscal [quarter/year] most recently ended.

6. Attached hereto as Schedule 3, is a list of capital expenditures made during the fiscal [quarter/year] most recently ended.

7. Attached hereto as Schedule 4, is (a) a report of Properties acquired during the fiscal [quarter/year] most recently ended, including the Net Operating Income of such Properties for such fiscal period, the cost of such Properties and the mortgage debt of such Properties, if any, at the end of such fiscal period; (b) a statement of Properties sold and the sales price related thereto, for the fiscal [quarter/year] most recently ended; and (e) a breakdown of Net Operating Income by Property the fiscal [quarter/year] most recently ended, including total revenues, expenses and Occupancy Rate.

8. The representations and warranties made or deemed to be made by the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1

Financial Covenant Compliance

[Calculations to be Attached]

Schedule 2

Funds From Operation

[Report to be Attached]

Schedule 3

Capital Expenditures

[Report to be Attached]

Schedule 4

Properties